Exhibit 10.1
Execution Copy

CREDIT AGREEMENT
dated as of December 14, 2010
among
BBHI ACQUISITION LLC
as the Borrower,
BBHI HOLDINGS LLC,
THE LENDERS PARTY HERETO,
CITIBANK, N.A.,
as Administrative Agent, Collateral Agent and L/C Issuer,
CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BARCLAYS CAPITAL,
CREDIT SUISSE SECURITIES (USA) LLC,
and
UBS SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunning Managers,
BANK OF AMERICA, N.A.,
as Syndication Agent,
and
BARCLAYS BANK PLC,
CREDIT SUISSE AG,
and
UBS SECURITIES LLC,
as Documentation Agents

Page

Section 10.18	Authorization of Third Parties to Deliver Information and Discuss Affairs	142

v

Schedules:

Schedule 1.01(i)	Restricted Subsidiaries
Schedule 1.01(ii)	Unrestricted Subsidiaries
Schedule 1.01(iii)	Guarantors
Schedule 2.01	Lender Commitments
Schedule 6.02	Affiliates
Schedule 6.03	Regulatory Approvals and Consents
Schedule 6.05	Litigation
Schedule 6.06	Owned Material Real Property
Schedule 6.14	Franchises
Schedule 6.17	Owned Copyrights
Schedule 6.21	Environmental Compliance
Schedule 7.13	Mortgage Matters
Schedule 7.17	Existing Indebtedness
Schedule 7.18	Existing Guarantees
Schedule 7.19	Existing Liens
Schedule 7.20	Investments
Schedule 7.25	Transactions with Affiliates
Schedule 10.02	Notices

Exhibits:

Exhibit A	Form of Committed Loan Notice
Exhibit B-1	Form of Term B Note
Exhibit B-2	Form of Revolving Credit Note
Exhibit B-3	Form of Swingline Note
Exhibit C	Form of Compliance Certificate
Exhibit D-1	Form of Certificate as to Quarterly Financial Statements
Exhibit D-2	Form of Certificate as to Annual Financial Statements
Exhibit E	Form of Loan Certificate
Exhibit F-1	Form of Opinion of Special New York Counsel to the Borrower and the Restricted Subsidiaries
Exhibit F-2	Form of Opinion of Special Counsel to the Borrower and the Restricted Subsidiaries
Exhibit G	Form of Incremental Term Supplement
Exhibit H	Form of Assignment and Assumption Agreement
Exhibit I	Form of Assumption Agreement
Exhibit J	Form of Subsidiary Guaranty Supplement
Exhibit K	Form of Mortgage

CREDIT AGREEMENT
CREDIT AGREEMENT dated as of December 14, 2010 (this “Agreement”) among BBHI Acquisition LLC, a Delaware limited liability company (“Acquisition Sub” and immediately prior to the consummation of the Merger (as hereinafter defined), the “Borrower”), BBHI Holdings LLC, a Delaware limited liability company (“Holdings”), the lenders that are parties hereto, together with their respective successors and assigns, Citibank, N.A. (“Citibank”), as Administrative Agent, Collateral Agent and L/C Issuer, Citigroup Global Markets Inc. (“CGMI”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, (“Merrill Lynch”), Barclays Capital, the investment banking division of Barclays Bank PLC, Credit Suisse Securities (USA) LLC and UBS Securities LLC, as joint lead arrangers (in such capacity, “Joint Lead Arrangers”) and joint bookrunning managers (in such capacity, “Joint Bookrunning Managers”).
PRELIMINARY STATEMENTS:
          WHEREAS, Holdings intends to acquire (the “Acquisition”) all of the equity interests of Bresnan Broadband Holdings, LLC, a Delaware limited liability company (the “Company” and, upon and after consummation of the Merger, the “Borrower”) from the existing equityholders of the Company through the merger of Acquisition Sub with and into the Company, with the Company being the surviving entity (the “Merger”). To effect the Acquisition, Holdings will contribute at least $300,000,000 in cash to the common equity of Acquisition Sub (the “Equity Contribution”). In connection with the Acquisition and pursuant to the Agreement and Plan of Merger, dated as of June 13, 2010, among the Company, Providence Equity Bresnan Cable LLC, Holdings, Acquisition Sub and solely for purposes of Sections 5.4(c) and 8.2(d) thereof, CSC Holdings, LLC (the “Merger Agreement”), the Merger will be consummated.
          WHEREAS, immediately after the Merger, the Company will assume by operation of law and pursuant to the Assumption Agreement all of the Obligations (as hereinafter defined) of Acquisition Sub under the Loan Documents (as hereinafter defined) (and all references herein and in the other Loan Documents to the “Borrower” shall thereupon be deemed to be references to the Company) and the Subsidiary Guarantors (as hereinafter defined) shall become parties to this Agreement pursuant to a Subsidiary Guaranty Supplement.
          WHEREAS, the Borrower has requested that simultaneously with the consummation of the Acquisition, the Lenders (a) extend credit to the Borrower in the amount of $765,000,000 under the Term Facility (as hereinafter defined) and (b) make available to the Borrower from time to time a Revolving Credit Facility in the amount of $75,000,000.
          WHEREAS, in connection with the Acquisition, the Borrower intends to (i) issue and sell Senior Notes (as hereinafter defined) on or before the Closing Date (as hereinafter defined) with an aggregate principal amount of at least $250,000,000 or (ii) if and to the extent the Borrower does not, or is unable to, issue the Senior Notes with an aggregate principal amount of at least $250,000,000 on or before the Closing Date, obtain at least $250,000,000, less the aggregate principal amount of the Senior Notes, if any, issued on or before the Closing Date, in loans under a bridge facility made available to the Borrower.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS
          Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings:
          “Acquisition” has the meaning given to such term in the Preliminary Statements hereto.
          “Acquisition Sub” has the meaning given to such term in the preamble hereto.
          “Activities” has the meaning given to such term in Section 9.02(b).
          “Administrative Agent” means Citibank, N.A. in its capacity as administrative agent for the Lenders hereunder and its successors in such capacity.
          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and provided further that no individual shall be an Affiliate of a Person solely by reason of his or her being an officer, director, manager, member or partner of such Person, except in the case of a partner or member if his or her interests in such partnership or limited liability company, as applicable, shall qualify him or her as an Affiliate.
          “Agent’s Group” has the meaning given to such term in Section 9.02(b).
          “Aggregate Commitments” means the Commitments of all the Lenders.
          “Agreement” has the meaning given to such term in the preamble hereto.

          “Annual Operating Cash Flow” means, as of any date, Operating Cash Flow for the period of four consecutive Quarters covered by the then most recent Compliance Certificate delivered to the Lenders pursuant to Section 7.01(d).
          “Applicable Percentage” means (a) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the tenth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date, such Term B Lender’s Term B Commitment at such time and (ii) thereafter, the principal amount of such Term B Lender’s Term B Loans at such time, (b) in respect of an Incremental Term Facility, with respect to any Incremental Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Incremental Term Facility represented by the principal amount of such Incremental Term Lender’s Incremental Term Loans at such time and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 (or, in the case of any Incremental Term Lender, on Schedule I to an Incremental Term Supplement, if any) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
          “Applicable Rate” means, with respect to the Term B Facility and the Revolving Credit Facility, from time to time, (a) 3.00% per annum for Eurodollar Rate Loans and (b) 2.00% per annum for Base Rate Loans.
          “Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
          “Appropriate Lender” means, at any time, (a) with respect to any of the Term B Facility, the Revolving Credit Facility or the Incremental Term Facility, if any, a Lender that has a Commitment with respect to such Facility or holds a Term B Loan, a Revolving Credit Loan or an Incremental Term Loan, if any, respectively, at such time, (b) with respect to the Swingline Sublimit, the Swingline Lender, and (c) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.
          “Approved Electronic Communications” means, for purposes of identifying all Communications which may be made on the Approved Electronic Platform, each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial or other report, notice, request, certificate or other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swingline loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document or other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.04(a) and Section 2.04(b) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document or other material required to be delivered to satisfy any of the conditions set forth in Article V or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement (provided that, for avoidance of doubt any such excluded Communication listed in clause (i) through clause (iv) may be made by electronic mail as provided in Section 10.02(b)(iv)).
          “Approved Electronic Platform” has the meaning given to such term in Section 10.02(d).
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.
          “Assumption Agreement” means the Assumption Agreement dated as of the date hereof, among the Company and Acquisition Sub, substantially in the form of Exhibit I, or otherwise in form and substance reasonably acceptable to the Administrative Agent.
          “Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.05, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
          “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate” and (c) the Eurodollar Rate that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus 1%. The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Base Rate Loan” means a Revolving Credit Loan, a Term B Loan, a Swingline Loan or an Incremental Term Loan, if any, that bears interest based on the Base Rate.
          “Borrower” has the meaning given to such term in the preamble hereto.
          “Borrowing” means a Revolving Credit Borrowing, a Term B Borrowing, a Swingline Borrowing or an Incremental Term Borrowing, if any, as the context may require.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
          “Cablevision” means Cablevision Systems Corporation, a Delaware corporation.
          “Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal expenditures for replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be. The term “Capital Expenditures” shall not include (a) any Permitted Acquisition, (b) capital expenditures in respect of the reinvestment of proceeds from a Disposition or an Event of Loss in accordance with the terms of Section 2.04(b)(ii), (c) expenditures made and financed solely with the proceeds from issuances of Equity Interests or (d) expenditures made with the proceeds of landlord allowances and advances.
          “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a Lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
          “Cash Collateral” has the meaning given to such term in Section 2.03(g).
          “Cash Collateralize” has the meaning given to such term in Section 2.03(g).

          “Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):
     (a) marketable, direct obligations of the United States of America maturing within 397 days of the date of purchase;
     (b) commercial paper outstanding at any time issued by any Person organized under the laws of any state of the United States of America, which Person shall have a consolidated net worth of at least $250,000,000 and shall conduct a substantial part of its business in the United States of America, maturing within 180 days from the date of the original issue thereof, and rated “P-1” or better by Moody’s or “A-1” or better by S&P;
     (c) fully collateralized repurchase agreements in such amounts and with such financial institutions having a rating of “Baa” or better from Moody’s, or a rating of “A-” or better from S&P, as the Borrower may select from time to time;
     (d) certificates of deposit, banker’s acceptances and time deposits maturing within 397 days after the date of purchase, which are issued by any Lender or by a United States national or state bank or foreign bank having capital, surplus and undivided profits totaling more than $100,000,000, and having a rating of “Baa” or better from Moody’s or a rating of “A-” or better from S&P;
     (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $3,000,000,000;
     (f) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than thirty days, with respect to securities issued or fully guaranteed or insured by the United States government;
     (g) obligations of any State, commonwealth or territory of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited the government obligations described in clause (a) of this definition maturing as to principal and interest at times and in amounts sufficient to provide such payment;
     (h) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s;
     (i) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition);
     (j) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (i) of this definition.

          “Cash Flow Ratio” means as of any date, the ratio of (i) the sum of the aggregate outstanding principal amount of all Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date (determined on a consolidated basis) plus (but without duplication of Indebtedness supported by Letters of Credit) the aggregate undrawn face amount of all L/C Obligations outstanding on such date to (ii) Annual Operating Cash Flow (and any change in such ratio as a result of a change in the amount of Indebtedness or Letters of Credit shall be effective as of the date such change shall occur and any change in such ratio as a result of a change in the amount of Annual Operating Cash Flow shall be effective as of the date of receipt by the Administrative Agent of the Compliance Certificate delivered pursuant to Section 7.01(d), reflecting such change). Notwithstanding the foregoing, for purposes of calculating the Cash Flow Ratio, there shall be excluded from Indebtedness, to the extent otherwise included as Indebtedness, (A) any deferred or contingent obligation to pay the consideration for an Investment not prohibited by Section 7.20 to the extent such obligation can be satisfied with the delivery of Parent Company Stock and the Borrower covenants and agrees in a notice to the Administrative Agent that such obligation shall be satisfied solely by the delivery of such Parent Company Stock; (B) any deferred purchase price in connection with any acquisition not prohibited by Section 7.20 to the extent that the obligations in respect of such deferred purchase price consist solely of an agreement to deliver Parent Company Stock; (C) all obligations under any interest rate Swap Contract or any Monetization Indebtedness; and (D)(x) all obligations under any Guarantee permitted under Section 7.18(j) and (y) all obligations under any Guarantee not prohibited by Section 7.18 so long as the obligations under such Guarantees referred to in this clause (y) are payable, solely at the option of the Borrower, in Parent Company Stock and the Borrower covenants and agrees in a notice to the Administrative Agent that such obligation shall be satisfied solely by the delivery of such Parent Company Stock.
          “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
          “Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
          “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
          “CGMI” has the meaning given to such term in the preamble hereto.
          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Citibank” has the meaning given to such term in the preamble hereto.

          “Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 10.01.
          “Closing Date Material Adverse Effect” means any effect that (a) is materially adverse to the business, results of operations, financial condition, cash flows, assets or liabilities of the Borrower and the Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from or arising out of: (i) any actual or proposed Change in Law after the date of the Merger Agreement or GAAP or any other accounting standards or interpretations thereof applicable to the Borrower and the Subsidiaries or the Business (as defined in the Merger Agreement); (ii) any change in international, national, regional, local or industry-wide economic or business conditions (including financial and capital market conditions); (iii) changes or conditions generally affecting the multichannel video programming, high-speed data or telephony industries; (iv) any attack on, or by, outbreak or escalation of hostilities or acts of war, sabotage or terrorism or natural disasters or any other national or international calamity; (v) conditions generally affecting or related to attributes of Holdings, Acquisition Sub or their Affiliates (other than any such conditions covered by any other clauses in this definition) or otherwise attributable to actions taken by Holdings, Acquisition Sub or their Affiliates, including any violation of the terms of the Merger Agreement by Holdings or Acquisition Sub, provided that any such violation that is material to the interests of the Lenders has been consented to by CGMI and Merrill Lynch, (vi) the execution of the Merger Agreement or the announcement of the Sale Process (as defined in the Merger Agreement) or the Merger, or the pendency of the Merger (including any loss of, or adverse change in, the relationship of the Borrower and/or the Subsidiaries with their employees, customers, distributors, partners or suppliers or any other Persons with whom they transact business that is proximately caused thereby); or (vii) any failure by the Borrower or any of the Subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predictions of revenues, earnings or cash flows for any period (although this clause (vii) shall not apply to the facts and circumstances that may have given rise or contributed to any such failure); provided, however, that notwithstanding the foregoing, clauses (i), (ii), (iii) and (iv) shall not apply to the extent that the adverse effect on the Borrower and/or the Subsidiaries resulting from or arising out of the matters described therein is materially disproportionate to the adverse effects on other participants in the multichannel video programming, high-speed data or telephony industries in the United States or (b) would prevent the Borrower from consummating the transactions contemplated hereby.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
          “Collateral Agent” means Citibank in its capacity as collateral agent for the Lenders under the Collateral Documents and its successors in such capacity.
          “Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Mortgages and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

          “Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a Swingline Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
          “Commitment” means a Term B Commitment, a Revolving Credit Commitment or an Incremental Term Commitment, if any, as the context may require.
          “Commitment Fee” has the meaning given to such term in Section 2.08(a) hereof.
          “Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.
          “Company” has the meaning given to such term in the Preliminary Statements hereto.
          “Compliance Certificate” means a certificate of a senior financial executive of the Borrower in substantially the form of Exhibit C hereto.
          “Consolidated Total Secured Debt” means, as of any date of determination, the sum of, without duplication, (i) the aggregate outstanding principal amount of all Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date (determined on a consolidated basis) plus (ii) (but without duplication of Indebtedness supported by Letters of Credit) the aggregate undrawn face amount of all L/C Obligations outstanding on such date, in the case of each of clauses (i) and (ii), to the extent secured by a Lien on any assets of the Borrower or any Subsidiary thereof.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is legally bound.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Copyright Licenses” means any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.
          “Copyrights” means all copyrights in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise.

          “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
          “Cumulative Operating Cash Flow” means an amount, determined on the date of any proposed Restricted Payment, as applicable, equal to Operating Cash Flow for the period from January 1, 2011 through the end of the most recently ended Quarter as to which financial statements have been delivered pursuant to Section 7.01.
          “Cumulative Total Interest Expense” means for the period from January 1, 2011 through the end of the most recently ended Quarter as to which financial statements have been delivered pursuant to Section 7.01, the aggregate of the interest expense of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of such Person, other than current assets under derivative contracts and similar instruments.
          “Current Liabilities” means, with respect to any Person, all liabilities of such Person that, in accordance with GAAP, would be classified as current liabilities on the balance sheet of such Person, other than the current portion of Indebtedness and current liabilities under derivative contracts and similar instruments.
          “CSC Holdings” means CSC Holdings, LLC, a Delaware limited liability company.
          “Debt Instruments” means, collectively, the respective notes and debentures evidencing, and indentures and other agreements governing, any Indebtedness.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
          “Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for three Business Days or more to comply with its obligations under this Agreement to make a Loan or make a payment to the L/C Issuer in respect of an L/C Obligation or make a payment to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), or (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation, or (iii) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 2.16(b) as a result of a Lender being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations shall by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination that a Lender is a Defaulting Lender under clauses (i) through (iii) above shall be made by the Administrative Agent in its reasonable discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower referred to above.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term Disposition specifically excludes (i) the sale, transfer, license, lease or other disposition of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (ii) the sale, transfer, license, lease or other disposition of receivables, inventory and other current assets in the ordinary course of business; (iii) the sale, transfer, license, lease or other disposition of property by any Restricted Subsidiary to the Borrower or to another Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor; and (iv) the sale, transfer, license, lease or other disposition of property permitted by Section 7.22(a) through (g) and (k) through (p).
          “Dolan” means Charles F. Dolan.
          “Dolan Family Interests” means (i) any Dolan Family Member, (ii) any trusts for the benefit of any Dolan Family Members, (iii) any estate or testamentary trust of any Dolan Family Member for the benefit of any Dolan Family Members, (iv) any executor, administrator, conservator or legal or personal representative of any Person or Persons specified in clauses (i), (ii) and (iii) above to the extent acting in such capacity on behalf of any Dolan Family Member or Members and not individually and (v) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.
          “Dolan Family Members” means Dolan, his spouse, his descendants and any spouse of any of such descendants.
          “Dollars” and “$” means lawful money of the United States of America.
          “Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

          “Eligible Assignee” means (a) with respect to any assignment of any Revolving Credit Commitment or Revolving Credit Loan, (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender, and (iii) any other Person (other than a natural person) approved by (A) the Administrative Agent, (B) in the case of any assignment of a Revolving Credit Commitment, the Swingline Lender and the L/C Issuer, and (C) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed) and (b) with respect to any assignment of any Term Commitment or Term Loan, (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, (iv) any other Person (other than a natural person) approved by (A) the Administrative Agent, and (B) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed) and (v) with respect to any Term Loan, the Borrower or any of the Borrower’s Affiliates or Subsidiaries; provided that, none of the Borrower or any of the Borrower’s Affiliates or Subsidiaries holding Term Loans shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives.
          “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
          “Equity Contribution” has the meaning given to such term in the Preliminary Statements hereto.
          “Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means, when used with respect to a Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code of which the Borrower is a member.

          “Eurodollar Base Rate” has the meaning given to such term in the definition of Eurodollar Rate.
          “Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum equal to the higher of (a) 1.50% and (b) the rate determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage
Where,
          “Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), appearing on Reuters LIBOR01 page (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
          “Eurodollar Rate Loan” means a Revolving Credit Loan, a Term B Loan or an Incremental Term Loan, if any, that bears interest at a rate based on the Eurodollar Rate.
          “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
          “Event of Default” means any of the events described in Article VIII hereof.
          “Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a material portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 180 days after the occurrence of such destruction or damage, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (iv) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.
          “Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of (A) the sum of (i) Operating Cash Flow for such fiscal year plus (ii) an amount equal to any net increase in consolidated Current Liabilities of the Borrower and its Restricted Subsidiaries during such fiscal year (other than any changes arising from acquisitions or dispositions completed by the Borrower and its Restricted Subsidiaries during such fiscal year) plus (iii) an amount equal to any net decrease in consolidated Current Assets (excluding cash and Cash Equivalents) during such fiscal year (other than any changes arising from acquisitions or dispositions completed by the Borrower and its Restricted Subsidiaries during such fiscal year) over (B) the sum of (i) Total Interest Expense of the Borrower and its Restricted Subsidiaries for such fiscal year plus (ii) an amount equal to any net decrease in consolidated Current Liabilities of the Borrower and its Restricted Subsidiaries during such fiscal year (other than any changes arising from acquisitions or dispositions completed by the Borrower and its Restricted Subsidiaries during such fiscal year) plus (iii) an amount equal to any net increase in consolidated Current Assets (excluding cash and Cash Equivalents) of the Borrower and its Restricted Subsidiaries during such fiscal year (other than any changes arising from acquisitions or dispositions completed by the Borrower and its Restricted Subsidiaries during such fiscal year) plus (iv) all income taxes actually paid in cash by the Borrower and its Restricted Subsidiaries during such fiscal year (including payments or distributions in respect of amounts required to pay income taxes pursuant to Section 7.23(c)), plus (v) Capital Expenditures actually made by the Borrower and its Restricted Subsidiaries in such fiscal year plus (vi) the principal component of payments in respect of Capital Lease Obligations plus (vii) the amount of any repayment or prepayment of Loans other than pursuant to Section 2.04(a) or Section 2.06(a) (in the case of (x) payment in respect of Revolving Credit Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payment and (y) prepayment pursuant to Section 2.04(b), only to the extent that such prepayment resulted from a transaction that resulted in an increase in Operating Cash Flow, and excluding any prepayment pursuant to Section 2.04(b)(i)) plus (viii) net cash received or paid in respect of hedging contracts or similar agreements for such fiscal year, plus (ix) any expenses during such fiscal year added back in determining Operating Cash Flow to the extent such expenses have been paid in cash.
          “Exchange” shall mean any exchange of assets or properties for consideration consisting solely of other assets or properties, subject to the last sentence of this definition, and of comparable value and use to those assets or properties being exchanged, and having a value equal to the fair market value of those assets or properties being exchanged, including exchanges involving the transfer or acquisition (or both transfer and acquisition) of Equity Interests of a Person so long as substantially all of the Equity Interests of such Person are transferred or acquired, as the case may be (and such Person becomes a Restricted Subsidiary and a Subsidiary Guarantor hereunder). It is understood that exchanges of the kind described above as to which a portion of the consideration paid or received is in the form of cash or Cash Equivalents shall nevertheless constitute “Exchanges” for the purposes of this Agreement so long as the aggregate consideration received by the Borrower and its Restricted Subsidiaries in connection with such exchange represents fair market value for the assets or properties and cash or Cash Equivalents being transferred by the Borrower and its Restricted Subsidiaries.
          “Excluded Indebtedness” has the meaning given to such term in Section 8.01(e) hereto.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between such Administrative Agent, Lender or L/C Issuer, as the case may be, and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, such Lender or such L/C Issuer having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.12), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
          “Facility” means the Term B Facility, the Revolving Credit Facility or an Incremental Term Facility, if any, as the context may require.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank on such day on such transactions as determined by the Administrative Agent.
          “Fee Letter” means the letter agreement, dated June 24, 2010, among Holdings, Acquisition Sub, the Joint Lead Arrangers, the Initial Lenders and the other parties thereto.
          “Flow Through Entity” shall mean an entity that (a) for federal income tax purposes, constitutes a business entity that is disregarded as an entity separate from its owners under the Code, the Treasury regulations, or any published administrative guidance of the Internal Revenue Service (a “Federal Flow Through Entity”), and (b) for state and local jurisdiction tax purposes, is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
          “Franchise” means a franchise, license or other authorization or right to construct, own, operate, promote and/or otherwise exploit any cable television system granted by the Federal Communications Commission (or any successor agency of the Federal government) or any state, county, city, town, village or other local governmental authority.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided, that, at any time after the Closing Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, except as otherwise provided in Section 1.03(b), references herein to GAAP shall thereafter be construed to mean IFRS (and equivalent pronouncements) as in effect at the date of such election, except as otherwise provided in this Agreement; provided further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include Quarters ended prior to the adoption of IFRS shall remain as previously calculated or determined.
          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Granting Lender” has the meaning set forth in Section 10.06(h).
          “Grantor” has the meaning given to such term in the Security Agreement.
          “Guarantees” has the meaning given to such term in Section 7.18 hereof.
          “Guarantors” means Holdings and the Subsidiary Guarantors.

          “Guaranty” means the Guaranty made by the Guarantors under Article IV in favor of the Secured Parties.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.
          “Holdings” has the meaning given to such term in the preamble hereto.
          “Honor Date” has the meaning given to such term in Section 2.03(c)(i).
          “IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board.
          “Increase Effective Date” has the meaning given to such term in Section 2.13(d).
          “Incremental Term Borrowing” means a borrowing consisting of simultaneous Incremental Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Incremental Term Lenders pursuant to Section 2.14.
          “Incremental Term Commitments” has the meaning given to such term in Section 2.14(a).
          “Incremental Term Facility” means, any additional tranche of Incremental Term Commitments and Incremental Term Loans established pursuant to an Incremental Term Supplement.
          “Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.
          “Incremental Term Loans” has the meaning given to such term in Section 2.14(a).
          “Incremental Term Note” means a promissory note made by the Borrower in favor of an Incremental Term Lender, evidencing Incremental Term Loans made by such Incremental Term Lender, substantially in the form attached to the Incremental Term Supplement.
          “Incremental Term Supplement” has the meaning given to such term in Section 2.14(c).
          “Indebtedness” means, as to any Person, Capital Lease Obligations of such Person and other indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services other than accounts payable, subscriber deposits, accrued expenses and customer advance payments (other than for borrowed money) incurred in the ordinary course of business of such Person. Without limiting the generality of the foregoing, such term shall include (a) when applied to the Borrower and/or any Restricted Subsidiary, all obligations of the Borrower and/or any Restricted Subsidiary under Swap Contracts and (b) when applied to the Borrower or any other Person, all Indebtedness of others Guaranteed by such Person.
          “Indemnified Taxes” means Taxes other than (i) Excluded Taxes and (ii) Other Taxes.
          “Information Memorandum” means the document in the form approved by the Borrower concerning the Loan Parties, dated November 2010, which was prepared in relation to Term B Facility and distributed by the Joint Lead Arrangers to selected financial institutions prior to the date of this Agreement.
          “Initial Lenders” means Citibank, Bank of America, N.A., Barclays Bank PLC, Credit Suisse AG and UBS Loan Finance LLC.
          “Intellectual Property” means the Copyrights, Copyright Licenses, Patents, Patent Licenses, Software, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses of the Loan Parties.
          “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.
          “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice (or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders); provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
          “Investments” has the meaning given to such term in Section 7.20 hereof.
          “ISP” means the International Standby Practices (ISP98) International Chamber of Commerce Publication No. 590, as the same may be amended and as in effect from time to time.
          “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or any Subsidiary or in favor the L/C Issuer and relating to any such Letter of Credit.
          “Joint Bookrunning Managers” has the meaning given to such term in the preamble hereto.
          “Joint Lead Arrangers” has the meaning given to such term in the preamble hereto.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
          “L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
          “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
          “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
          “L/C Issuer” means Citibank, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
          “L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “Leases” means leases and subleases (excluding Capital Lease Obligations), licenses to use property, easements and pole attachments and conduit or trench agreements and other rights to use telephone or utility poles, conduits or trenches.
          “Lender” means the banks or other financial institutions which are parties hereto, including the Swingline Lender and any Incremental Term Lender, together with their respective successors and assigns.
          “Lender Insolvency Event” means that (i) a Lender or its Lender Parent is insolvent or (ii) an event of the kind referred to in clause (g)(ii), (g)(v) or (h) of Section 8.01 occurs with respect to such Lender or its Lender Parent (as if the references in such provisions to the Borrower or Significant Restricted Subsidiaries referred to such Lender or Lender Parent).
          “Lender Parent” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
          “Lender Party” means any Lender, the L/C Issuer or the Swingline Lender.
          “Lender Party Appointment Period” has the meaning given to such term in Section 9.06(a).
          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
          “Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
          “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
          “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
          “Letter of Credit Fee” has the meaning given to such term in Section 2.03(i).
          “Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
          “Liens” has the meaning given to such term in Section 7.19 hereof.

          “Liquidity” means, at any time, the sum of (i) the aggregate unused portion of the Revolving Credit Commitments available to be drawn by the Borrower in accordance with Section 5.02 at such time and (ii) the aggregate amount of unrestricted cash (including certificates of deposit and time deposits) and Cash Equivalents (inclusive of amounts on deposit in accounts pledged in favor of the Collateral Agent) at the Borrower and its Subsidiaries at such time.
          “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Swingline Loan or a Revolving Credit Loan.
          “Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Assumption Agreement, (e) the Fee Letter, (f) each Issuer Document, (g) each Secured Hedge Agreement, (h) each Non-Interest Rate Secured Hedge Agreement and (i) each Incremental Term Supplement, if any; provided that for purposes of the definition of “Materially Adverse Effect” and Articles V through IX and Section 10.01, “Loan Documents” shall not include Secured Hedge Agreements or Non-Interest Rate Secured Hedge Agreements.
          “Loan Parties” means, collectively, Holdings, the Borrower and each Guarantor.
          “Mandatory Borrowing” has the meaning given to such term in Section 2.15(b).
          “Margin Stock” means “margin stock” as defined in Regulation U.
          “Material Real Property” has the meaning given to such term in the Security Agreement.
          “Materially Adverse Effect” means a materially adverse effect upon (i) the business, assets, financial condition or results of operations of the Borrower and the Restricted Subsidiaries taken as a whole on a combined basis in accordance with GAAP, (ii) the ability of the Borrower and the Restricted Subsidiaries taken as a whole to perform the Obligations hereunder or (iii) the legality, validity, binding nature or enforceability of this Agreement or any other Loan Document or the validity, perfection, priority or enforceability of the security interest created, or purported to be created, by each of the Collateral Documents.
          “Maturity Date” means (a) with respect to the Revolving Credit Facility, December 14, 2015, (b) with respect to Term Facility, December 14, 2017 and (c) with respect to each Incremental Term Facility, if any, the date specified as such in the respective Incremental Term Supplement.
          “Maximum Rate” has the meaning given to such term in Section 10.08.
          “Measurement Period” means, at any date of determination, the most recently completed four Quarters of the Borrower or, if fewer than four consecutive Quarters of the Borrower have been completed since the Closing Date, the Quarters of the Borrower that have been completed since the Closing Date; provided that: (a) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the Quarter ended March 31, 2011, such amount for the Measurement Period then ended shall equal such item for such Quarter multiplied by four; (b) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the Quarter ended June 30, 2011, such amount for the Measurement Period then ended shall equal such item for the two Quarters then ended multiplied by two; and (c) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the Quarter ended September 30, 2011, such amount for the Measurement Period then ended shall equal such item for the three Quarters then ended multiplied by 4/3.
          “Merger” has the meaning given to such term in the Preliminary Statements hereto.
          “Merger Agreement” has the meaning given to such term in the Preliminary Statements hereto.
          “Merrill Lynch” has the meaning given to such term in the preamble hereto.
          “Monetization Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary thereof issued in connection with a Monetization Transaction; provided that, (i) on the date of its incurrence, the purchase price or principal amount of such Monetization Indebtedness does not exceed the fair market value of the securities that are the subject of such Monetization Transaction on such date and (ii) the obligations of the Borrower and its Restricted Subsidiaries with respect to the purchase price or principal amount of such Monetization Indebtedness (x) may be satisfied in full by delivery of the securities that are the subject of such Monetization Transaction and any related options on such securities or any proceeds received by the Borrower or any Restricted Subsidiary thereof on account of such options; provided that if the Borrower or such Restricted Subsidiary no longer owns sufficient securities that were the subject of such Monetization Transaction and/or related options on such securities to satisfy in full the obligations of the Borrower and its Restricted Subsidiaries under such Monetization Indebtedness, such Indebtedness shall no longer be deemed to be Monetization Indebtedness, and (y) are not secured by any Liens on any of the Borrower’s or its Restricted Subsidiaries’ assets other than the securities that are the subject of such Monetization Transaction and the related options on such securities.
          “Monetization Transaction” means a transaction pursuant to which (i) securities received pursuant to a Disposition or Exchange are sold, transferred or otherwise conveyed (including by way of a forward purchase agreement, prepaid forward sale agreement, secured borrowing or similar agreement) within 180 days of such Disposition or Exchange and (ii) the Borrower or its Restricted Subsidiaries receive (including by way of borrowing under Monetization Indebtedness) not less than 75% of the fair market value of such securities in the form of cash.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Mortgages” means the deeds of trust, trust deeds, deeds to secure debt and mortgages, substantially in the form of Exhibit K (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each other Mortgage delivered pursuant to Section 7.12 from time to time), in each case as amended, restated, supplemented or otherwise modified from time to time.
          “Mortgage Effective Date” has the meaning given to such term in Section 7.13.
          “Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds” means proceeds received by the Borrower or any of the Restricted Subsidiaries in cash from (x) any Disposition or the incurrence, issuance or sale of Indebtedness or capital stock of the Borrower or any of the Restricted Subsidiaries, in each case after deduction of the underwriting discounts and commissions in, the costs of, and any income, franchise, transfer or other tax liability arising from, such sale, Disposition, incurrence or issuance, (y) a capital contribution in respect of the common stock of any class of the Borrower to the Borrower by the holder thereof, or (z) any insurance, condemnation awards or other payment with respect to an Event of Loss, after deduction of the costs of, and any income, franchise, transfer or other tax liability arising therefrom. If any amount payable to the Borrower or any such Restricted Subsidiary in respect of any such incurrence or issuance shall be or become evidenced by any promissory note or other negotiable or non-negotiable instrument, the cash proceeds received on any such note or instrument shall constitute Net Cash Proceeds.
          “New Restricted Subsidiary” means any New Subsidiary designated as a Restricted Subsidiary pursuant to Section 7.08(b) and any Unrestricted Subsidiary redesignated as a Restricted Subsidiary pursuant to Section 7.08(c).
          “New Subsidiary” means any Person that becomes a Subsidiary of the Borrower after the Closing Date.
          “New Unrestricted Subsidiary” means any New Subsidiary deemed an Unrestricted Subsidiary pursuant to Section 7.08(a).
          “Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
          “Non-Interest Rate Hedge Bank” means any Person that, at the time it enters into a Non-Interest Rate Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Non-Interest Rate Secured Hedge Agreement, or is the Administrative Agent or Affiliate thereof.
          “Non-Interest Rate Secured Hedge Agreement” means any Swap Contract, other than an interest rate Swap Contract, permitted under Article VII that is entered into by and between the Borrower and any Non-Interest Rate Hedge Bank; and any Cash Management Agreement.
          “Note” means a Term B Note, a Revolving Credit Note, the Swingline Note or an Incremental Term Note, if any, as the context may require.

          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “Operating Cash Flow” means, for any period, the following for the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP: (i) aggregate operating revenues, minus (ii) aggregate operating expenses (including technical, programming, sales, selling, general administrative expenses and salaries and other compensation, in each case net of amounts allocated to Affiliates, but excluding depreciation and amortization and charges and credits relating to employee stock plans and restructuring charges and credits and, to the extent otherwise included in operating expenses, any losses resulting from a write-off or write-down of Investments by the Borrower or any Restricted Subsidiary in Affiliates); provided, however, that for purposes of determining Operating Cash Flow for any period, (A) there shall be excluded all management fees paid to the Borrower or any Restricted Subsidiary during such period by any Unrestricted Subsidiary other than any such amounts settled in cash to the extent not in excess of 5% of Operating Cash Flow for the Borrower and the Restricted Subsidiaries as determined without including any such fees, (B) Operating Cash Flow for such period shall be increased or reduced, as the case may be, by the Operating Cash Flow of assets or businesses acquired or disposed of (provided that in each case it has an impact on Annual Operating Cash Flow of at least $500,000) (including by means of any redesignation of any Subsidiary pursuant to Section 7.08(c)) by the Borrower or any Restricted Subsidiary on or after the first day of such period, determined on a pro forma basis reasonably satisfactory to the Administrative Agent (it being agreed that it shall be satisfactory to the Administrative Agent that such pro forma calculations may be based upon GAAP as applied in the preparation of the financial statements for the Borrower, delivered in accordance with Section 7.01 rather than as applied in the financial statements of the Person whose assets were acquired and may include, in the Borrower’s discretion, a reasonable estimate of savings resulting from any such acquisition or disposition (a) that have been realized, (b) for which the steps necessary for realization have been taken, or (c) for which the steps necessary for realization are reasonably expected to be taken with 12 months of the date of such acquisition), as though the Borrower or such Restricted Subsidiary acquired or disposed of such assets on the first day of such period. For purposes of this definition, operating revenues and operating expenses shall exclude any non-recurring, non-cash items in excess of $5,000,000.
          “Other Taxes” means all present or future stamp or documentary taxes or any other excise, property, intangible, mortgage recording or other similar taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
          “Owned Copyrights” has the meaning given to such term in Section 6.17.
          “Parent Company Stock” means common stock or other common Equity Interests of or in Cablevision or any of its Subsidiaries (other than Holdings, the Borrower or any of its Subsidiaries).
          “Participant” has the meaning given to such term in Section 10.06(d).
          “Patent Licenses” means all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.
          “Patents” means (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisions, division, continuations and continuations-in-part and substitutes thereof.
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Permitted Acquisition” means any acquisition (including by merger, amalgamation, consolidation or other form of combination) of all or substantially all of the assets of, or all or substantially all of the Equity Interests (other than directors’ qualifying shares) in, a Person or division, line of business or other business unit of a Person who will become, or which assets will become property of, a Restricted Subsidiary so long as (a) there is no Default or Event of Default both before and after giving pro forma effect to such acquisition and any incurrence of Indebtedness in connection therewith, (b) the Borrower would be in compliance, on a pro forma basis after giving effect to the consummation of such acquisition and any incurrence of Indebtedness in connection therewith (such pro forma basis to include, in the Borrower’s discretion, a reasonable estimate of savings resulting from any such acquisition (i) that have been realized, (ii) for which the steps necessary for realization have been taken, or (iii) for which the steps necessary for realization are reasonably expected to be taken with 12 months of the date of such acquisition, in each case, certified by the Borrower), with the financial maintenance covenants set forth in Sections 7.31 and 7.32, recomputed as of the last day of the most recently ended Quarter for which financial statements have been delivered pursuant to Section 7.01; provided that the Cash Flow Ratio for purposes of determining such pro forma compliance, shall be determined in a manner to be more restrictive than the level otherwise applicable for the relevant test period by 0.25:1.00, (c) the acquired company or assets are in the same business as the Borrower and its Subsidiaries or are in a line of business that is generally related to the lines of business conducted by the Borrower and its Subsidiaries, (d) any acquired company and its subsidiaries (other than any subsidiary that shall be a Foreign Subsidiary) shall become

Guarantors and pledge their assets to the Collateral Agent and (e) the Borrower shall have notified the Administrative Agent at least ten Business Days prior to the consummation of such proposed acquisition, and shall have delivered to the Administrative Agent documents related to the proposed acquisition reasonably requested by the Administrative Agent.
          “Permitted Debt” means any Indebtedness incurred, issued or sold by the Borrower or any Subsidiary Guarantor after the Closing Date, provided that:
          (i) such Indebtedness (A) shall be unsecured, (B) shall have a commercially reasonable interest rate (which rate shall be deemed commercially reasonable if such Indebtedness is sold by a member of Financial Industry Regulatory Authority, Inc. in an underwritten offering, in a private placement pursuant to Rule 144A under the Securities Act of 1933, or on a “best efforts” basis), (C) shall be neither (1) redeemable, payable or required to be purchased or otherwise retired or extinguished in whole or in part at a fixed or determinable date (whether by operation of a sinking fund or otherwise), at the option of any Person other than the Borrower or upon the occurrence of a condition other than a change of control (as defined in the Debt Instruments governing such Indebtedness) not solely within the control of the Borrower (such as a redemption required to be made out of future earnings) nor (2) convertible into any other Indebtedness or capital stock of the Borrower that may be so retired, extinguished or converted, in the case of clause (1) or (2) above, at any time before the date that is one year after the last Maturity Date applicable to the Term Facility, and (D) shall have terms and conditions no more restrictive or burdensome taken as a whole than the terms and conditions of the Senior Notes (whether or not the Senior Notes are outstanding at the date of such determination);
          (ii) at the time of and immediately after giving effect to the incurrence, issuance or sale of such Indebtedness, no Default shall have occurred and be continuing, and the Borrower shall have so certified to the Administrative Agent; and
          (iii) at the time of and immediately after giving effect to the incurrence, issuance or sale of such Indebtedness, the Borrower would be in compliance, on a pro forma basis after giving effect to any such incurrence, issuance or sale of such Indebtedness with the financial maintenance covenants set forth in Sections 7.31 and 7.32, recomputed as of the last day of the most recently ended Quarter for which financial statements have been delivered pursuant to Section 7.01; provided that the Cash Flow Ratio for purposes of determining such pro forma compliance, shall be the lesser of (x) 7.50:1.00 and (y) the level otherwise applicable to the relevant test period;
and provided further, that the Borrower shall (I) prior to the issuance of any such Indebtedness, provide notice to the Administrative Agent of the proposed issuance thereof and of the use of the proceeds thereof and (II) as soon as available, provide to the Administrative Agent copies of the Debt Instruments governing such Indebtedness.
          “Permitted Liens” means, with respect to any Person:

     (a) (i) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or other social security legislation, and deposits securing liability to insurance carriers under related insurance or self-insurance arrangements, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies related to the items specified in the foregoing clause (i), or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by such Person to support the payment of the items set forth in clauses (i) and (ii) of this clause (a);
     (b) (i) deposits to secure the performance of bids, tenders, contracts (other than for borrowed money) or Leases to which such Person is a party, (ii) deposits to secure public or statutory obligations of such Person, surety and appeal bonds, performance bonds and other obligations of a like nature, (iii) deposits as security for contested taxes or import duties or for the payment of rent, and (iv) obligations in respect of letters of credit or bank guarantees that have been posted by such Person to support the payment of items set forth in clauses (i) and (ii) of this clause (b);
     (c) Liens consisting of pledges or deposits of cash or securities made by such Person as a condition to obtaining or maintaining any licenses issued to it by, or to satisfy other similar requirements of, any applicable Governmental Authority;
     (d) Liens imposed by law, such as (i) carriers’, warehousemen’s and mechanics’ materialmen’s, landlords’, or repairmen’s Liens, or (ii) other like Liens arising in the ordinary course of business securing obligations which are not overdue by more than 30 days or which if more than 30 days overdue, (A) the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor as appropriate in accordance with GAAP, or (B) the aggregate principal outstanding amount of the obligations secured thereby does not exceed $1,000,000;
     (e) Liens arising out of judgments or awards not constituting an Event of Default;
     (f) Liens for property taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed);
     (g) survey exceptions, encumbrances, easements or reservations of, or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or other restrictions or encumbrances as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially impair their use in the ordinary operation of the business of such Person;
     (h) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

     (i) Liens created in the ordinary course of business and customary in the relevant industry with respect to the creation of content, and the components thereof, securing the obligations not to exceed $5,000,000 in the aggregate of any of the Borrower and its Restricted Subsidiaries owing in respect of compensation or other payments owed for services rendered by creative or other personnel that do not constitute Indebtedness; provided that any such Lien shall attach solely to the content, or applicable component thereof, that are the subject to the arrangements giving rise to the underlying obligation;
     (j) Liens for taxes, assessments, charges or other governmental levies not overdue by more than 30 days or which if more than 30 days overdue, (i) the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor as appropriate in accordance with GAAP and (ii) the aggregate principal outstanding amount of the obligations secured thereby does not exceed $1,000,000;
     (k) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto and pooling and netting arrangements) or other funds maintained with a depository institution or securities intermediary;
     (l) restrictions on transfers of securities imposed by applicable securities laws;
     (m) (i) any interest or title of a lessor, licensor or sublessor under any Lease, license or sublease entered into by such Person in the ordinary course of its business and covering only the assets so leased, licensed or subleased and (ii) the rights reserved or vested in any other Person by the terms of any Lease, license, franchise, grant or permit held by such Person or by a statutory provision to terminate any such Lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;
     (n) any Liens created under pole agreements on cables and other property affixed to transmission poles or contained in underground conduits;
     (o) Liens or restrictions on transfer of assets imposed by franchisers or Governmental Authorities in connection with franchise agreements or pole agreements;
     (p) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any Lease and Liens or rights reserved in any Lease for rent or for compliance with the terms of such Lease;
     (q) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding Leases entered into by such Person in the ordinary course of business;

     (r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by such Person in the ordinary course of business not prohibited by this Agreement;
     (s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and
     (t) additional Liens so long as the aggregate principal outstanding amount of the obligations secured thereby does not exceed $5,000,000 at any time.
          “Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) the final maturity of such Permitted Refinancing shall be no earlier than 180 days after the Maturity Date of the Term Facility, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing Indebtedness shall have different obligors than the Indebtedness being Refinanced and (f) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.
          “Permitted Restricted Subsidiary Transaction” means any transaction by which any Restricted Subsidiary shall (i) pay dividends or make any distribution on its capital stock or other equity securities or pay any of its Indebtedness owed to the Borrower or any other Restricted Subsidiaries, (ii) make any loans or advances to the Borrower or any other Restricted Subsidiaries or (iii) transfer any of its properties or assets to, or merge or consolidate with or into, the Borrower or any other Restricted Subsidiaries.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or an ERISA Affiliate or (ii) a Multiemployer Plan to which the Borrower or an ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions.
          “Pledge Agreement” means that certain Pledge Agreement, dated as of December 14, 2010, among certain Loan Parties and the Collateral Agent.
          “Pledge Agreement Supplement” means a pledge agreement supplement in the form of Exhibit A to the Pledge Agreement, dated as of the Closing Date.
          “Pledged Equity Interests” has the meaning given to such term in the Pledge Agreement.
          “Pledgor” has the meaning given to such term in the Pledge Agreement.
          “Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, or (ii) as to which the Administrative Agent has in good faith determined and notified the Borrower that such Lender or its Lender Parent or a Subsidiary thereof has defaulted on its funding obligations under any other loan agreement or credit agreement. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (ii) above shall be made by the Administrative Agent in its reasonable discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower referred to above.
          “Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.
          “Quarter” means a fiscal quarterly period of the Borrower.
          “Reduction Amount” has the meaning set forth in Section 2.04(b)(vi).
          “Register” has the meaning given to such term in Section 10.06(c).
          “Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.
          “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, and advisors of such Person and of such Person’s Affiliates.
          “Reportable Event” means (i) any of the events set forth in Section 4043(b) (other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations), or 4063(a) of ERISA or the regulations thereunder, (ii) a determination that any Plan is an “at risk” status within the meaning of Section 303 of ERISA and the failure of such Plan to make the required funding to the Plan as provided by Section 303(i) of ERISA, and (iii) any failure to make payments required by Section 430(j) of the Code if such failure continues for 30 days following the due date for any required installment.
          “Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loans with the incurrence by any Loan Party of any long-term financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Term Loans and having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loans.
          “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
          “Required Incremental Term Lenders” means, as of any date of determination, Incremental Term Lenders holding more than 50% of the Incremental Term Facility, if any, on such date; provided that the portion of the Incremental Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Incremental Term Lenders.
          “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that (i) the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender, and (ii) the Loans held by the Borrower or any of its Affiliates or Subsidiaries, shall in each case be excluded for purposes of making a determination of Required Lenders.
          “Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
          “Responsible Officer” means the chief executive officer, president, chief financial officer, executive vice president, controller, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
          “Restricted Group Reporting Period” means any Quarter or fiscal year of the Borrower if, as of the end of such period, either (i) the combined revenues of the Unrestricted Subsidiaries exceed $4,000,000 for the four Quarter period then ended, or (ii) the aggregate amount of the assets of the Unrestricted Subsidiaries as recorded on the balance sheet of the Borrower and its consolidated Subsidiaries exceeds $10,000,000.
          “Restricting Information” has the meaning given to such term in Section 10.02(g).
          “Restricted Payments” means direct or indirect distributions, dividends or other payments by the Borrower or any Restricted Subsidiary on account of (including, without limitation, sinking fund or other payments on account of the redemption, retirement, purchase or acquisition of) any general or limited partnership or joint venture interest in, or any capital stock of, the Borrower or such Restricted Subsidiary, as the case may be (whether made in cash, property or other obligations), other than any such distributions, dividends and other payments made by a Restricted Subsidiary to the Borrower or another Restricted Subsidiary on account of any such interest in or stock of the former held by the latter.
          “Restricted Subsidiaries” means the Persons set forth on Schedule 1.01(i) hereto and any New Restricted Subsidiary, provided that any Restricted Subsidiary redesignated as an Unrestricted Subsidiary pursuant to and in compliance with Section 7.08(c) shall cease to be a Restricted Subsidiary.
          “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
          “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
          “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
          “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
          “Revolving Credit Loan” has the meaning given to such term in Section 2.01(b); provided that a Swingline Loan shall not constitute a Revolving Credit Loan.

          “Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B-2.
          “S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.
          “Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VII that is entered into by and between the Borrower and any Hedge Bank.
          “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Non-Interest Rate Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are stated to be secured by the Collateral under the terms of the Collateral Documents.
          “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.
          “Security Agreement” means that certain Security Agreement, dated as of December 14, 2010, among certain Loan Parties and the Collateral Agent.
          “Security Agreement Supplement” means a security agreement supplement in the form of Exhibit A to the Security Agreement, dated as of the Closing Date.
          “Senior Notes” means the $250,000,000 Senior Notes due 2018 issued by the Borrower pursuant to the Senior Notes Indenture, as amended to the extent permitted under the Loan Documents.
          “Senior Notes Indenture” means the Indenture dated December 14, 2010 between the Borrower and U.S. Bank, National Association, as Trustee, as amended to the extent permitted under the Loan Documents.
          “Significant Restricted Subsidiary” means a Restricted Subsidiary having (x) revenues in excess of $5,000,000 for the four Quarter period then ended or (y) assets in excess of $10,000,000 recorded on its most recent audited balance sheet.
          “Software” means the intellectual property rights embodied in computer programs, computer applications, source code, object code and related documentation.

          “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Solvency Certificate” means a certificate of a senior financial executive of the Borrower in form and substance reasonably satisfactory to the Administrative Agent.
          “SPC” has the meaning given to such term in Section 10.06(h).
          “Specified Representations” means the representations and warranties made in Sections 6.01, 6.03(a)(ii), 6.03(b)(i) (solely to the extent it relates to the Senior Notes Indenture), 6.07, 6.09, 6.13, 6.18 and 6.20.
          “Subordinated Debt” means any Indebtedness of any Loan Party that is subordinated to the Obligations of such Loan Party under the Loan Documents.
          “Subordinated Debt Documents” means all agreements, indentures and instruments pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantors” means the Persons set forth on Schedule 1.01(iii) hereto and each New Restricted Subsidiary required to become a Guarantor pursuant to Section 7.08 hereof.
          “Subsidiary Guaranty Supplement” has the meaning given to such term in Section 4.11.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swingline Borrowing” means a borrowing of Swingline Loans made by the Swingline Lender pursuant to Section 2.15(a)
          “Swingline Lender” means any Lender or the Administrative Agent as agreed to at any time by the Borrower and such Lender or the Administrative Agent, in either case as designated in accordance with this Agreement. The initial Swingline Lender shall be Citibank.
          “Swingline Loans” has the meaning given to such term in Section 2.01(c).
          “Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit B-3.
          “Swingline Sublimit” means $5,000,000. The Swingline Sublimit is part of, and not in addition to, the Revolving Credit Facility.
          “Taxes” means all present or future taxes, assessments or other charges (including withholdings) imposed by any Governmental Authority with authority to impose the same, including any interest, additions to tax or penalties applicable thereto.
          “Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(a).
          “Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
          “Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

          “Term B Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Loans at such time.
          “Term B Loan” means an advance made by any Term B Lender under the Term B Facility.
          “Term B Note” means a promissory note made by the Borrower in favor of a Term B Lender evidencing Term B Loans made by such Term B Lender, substantially in the form of Exhibit B-1.
          “Term Borrowing” means a Term B Borrowing or an Incremental Term Borrowing, if any, as the context may require.
          “Term Commitment” means a Term B Commitment or an Incremental Term Commitment, if any, as the context may require.
          “Term Facilities” means the Term B Facility and each Incremental Term Facility, if any, as the context may require.
          “Term Lender” means a Term B Lender or an Incremental Term Lender, if any, as the context may require.
          “Term Loan” means a Term B Loan or an Incremental Term Loan, if any, as the context may require.
          “Termination Event” means (i) a Reportable Event, (ii) the termination of a Plan, or the filing of a notice of intent to terminate a Plan, or the treatment of a Plan amendment as a termination under Section 4041(e) of ERISA, (iii) the institution of proceedings to terminate a Plan under Section 4042 of ERISA or (iv) the appointment of a trustee to administer any Plan under Section 4042 of ERISA.
          “Total Interest Expense” means, for any period, the sum of (i) the aggregate amount of interest accrued during such period in respect of Indebtedness (including the interest component of rentals in respect of Capital Lease Obligations) of the Borrower and the Restricted Subsidiaries (determined on a consolidated basis), other than obligations under any Guarantee permitted under Section 7.18(j) or Section 7.18(n), (ii) the aggregate amount of fees accrued in respect of the Letters of Credit hereunder during such period and (iii) the aggregate amount of Commitment Fees accrued hereunder during such period. For purposes hereof, the amount of interest accrued in respect of Indebtedness for any period (A) shall be increased (to the extent not already treated as interest expense or income, as the case may be) by the excess, if any, of amounts payable by the Borrower and/or any Restricted Subsidiary arising under any interest rate Swap Contract during such period over amounts receivable by the Borrower and/or any Restricted Subsidiary thereunder (or reduced by the excess, if any, of such amounts receivable over such amounts payable) and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP and (B) shall be increased or reduced, as the case may be, by the amount of interest accrued during such period in respect of

Indebtedness of the Borrower or any Restricted Subsidiary in respect of assets acquired or disposed of (including by means of any redesignation of any Subsidiary pursuant to Section 7.08(c)) by the Borrower or such Restricted Subsidiary on or after the first day of such period, determined on a pro forma basis reasonably satisfactory to the Administrative Agent (it being agreed that it shall be satisfactory to the Administrative Agent that such pro forma calculations may be based upon GAAP as applied in the preparation of the financial statements for the Person, delivered in accordance with Section 7.01 rather than as applied in the financial statements of the Borrower whose assets were acquired and may include, in the Borrower’s discretion, a reasonable estimate of savings resulting from any such acquisition (i) that have been realized, (ii) for which the steps necessary for realization have been taken, or (iii) for which the steps necessary for realization are reasonably expected to be taken with 12 months of the date of such acquisition), as though the Borrower or such Restricted Subsidiary acquired or disposed of such assets on the first day of such period.
          “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
          “Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swingline Loans and L/C Obligations.
          “Trade Secrets” means all confidential and proprietary information, including, without limitation, know-how, trade secrets, inventions, research and development information, databases and data, pricing and cost information, business and marketing plans and customer and supplier lists and information.
          “Trade Secret Licenses” means any agreement, whether written or oral, providing for the grant by or to a Person of any right under a Trade Secret.
          “Trademark Licenses” means any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.
          “Trademarks” means all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all application in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and all renewals thereof.
          “Transaction” means (i) the Acquisition, (ii) the Equity Contribution, and (iii) the transactions contemplated by the Loan Documents.
          “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
          “UCC” has the meaning given to such term in the Security Agreement.

          “UCP” means the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500, as the same may be amended and in effect from time to time.
          “Unreimbursed Amount” has the meaning given to such term in Section 2.03(c)(i).
          “Unrestricted Subsidiaries” means the Persons set forth on Schedule 1.01(ii) hereto and any New Unrestricted Subsidiaries, provided that any Unrestricted Subsidiary redesignated by the Borrower as a Restricted Subsidiary pursuant to and in compliance with Section 7.08(c) shall cease to be an Unrestricted Subsidiary.
          Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” (except when used as accounting terms, in which case GAAP shall apply) shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          Section 1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect after the consummation of the Merger and as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.
          (b) Changes in GAAP. (i) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the applicable Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
               (ii) The Borrower may at any time elect to apply IFRS accounting principles in lieu of GAAP, but prior to any such change shall notify the Administrative Agent of any intended change to the manner in which any financial statements shall be prepared. Following such notification, if requested by the Borrower or the Administrative Agent, the Borrower and the Administrative Agent shall negotiate in good faith to amend any computation of any financial ratio or requirement set forth in any Loan Document to preserve the original intent thereof in light of such change from GAAP to IFRS. Unless the Required Lenders shall have objected to such required amendments within 10 Business Days after the Lenders shall have been notified thereof by the Administrative Agent (it being agreed that the Administrative Agent shall give such notice promptly via the Approved Electronic Platform after reaching agreement with the Borrower with respect to such required amendments), such amendments shall become effective and shall be binding on all parties hereto; provided that, until so amended, (i) each such ratio or requirement shall continue to be computed in accordance with GAAP and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change to IFRS.
          Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

          Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          Section 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
          Section 1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IV and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
          Section 2.01 The Loans. (a) The Term B Borrowing. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term B Lender’s Term B Commitment. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Applicable Percentage of the Term B Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
          (b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving

Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.04, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
          (c) The Swingline Borrowings. Subject to the terms and conditions set forth herein, including Section 2.15, the Swingline Lender, in its individual capacity, may in its sole discretion make revolving loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the Swingline Sublimit; provided, however, that after giving effect to any Swingline Borrowing, the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may be reborrowed in accordance with the provisions of this Agreement.
          Section 2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that notice of (x) the initial Borrowing of Base Rate Loans may be received by the Administrative Agent at such time as agreed by the Administrative Agent on the requested date of Borrowing and (y) any conversion of such initial Borrowing to Eurodollar Rate Loans may be received by the Administrative Agent no later than 3:00 p.m. on the third Business Day prior to the requested date of conversion. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. In the case of any discrepancies between telephonic and written notices received by the Administrative Agent, the telephonic notice shall be effective as understood in good faith by the Administrative Agent. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term B Borrowing, a Revolving Credit Borrowing, an Incremental Term Borrowing, if available, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or

Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
          (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans, Revolving Credit Loans or Incremental Term Loans, if any, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (i) two hours after receipt of notice from the Administrative Agent on the Closing Date in the case of the initial Borrowing of Base Rate Loans (as long as such notice is received prior to 1:30 p.m. on such day) or (ii) 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, (x) if such Borrowing is the initial Credit Extension, Section 5.01 and (y) if such Borrowing is the Incremental Term Borrowing, the applicable conditions set forth in the Incremental Term Supplement), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Citibank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
          (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, the Administrative Agent may notify the Borrower that Loans may only be converted into or continued as Loans of certain specified Types and, thereafter, until no Default shall continue to exist, Loans may not be converted into or continued as Loans of any Type other than one or more of such specified Types.
          (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Citibank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
          (e) After giving effect to all Term B Borrowings, all conversions of Term B Loans from one Type to the other, and all continuations of Term B Loans as the same Type,

there shall not be more than ten Interest Periods in effect in respect of the Term B Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than twelve Interest Periods in effect in respect of the Revolving Credit Facility.
          Section 2.03 Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
          (ii) The L/C Issuer shall not issue any Letter of Credit if:
     (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.
     (C) such Letter of Credit is to be denominated in a currency other than Dollars;
          (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the

L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer generally applicable to the issuance of letters of credit;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;
     (D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
          (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
          (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
          (vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

          (b) Procedures for Issuance and Amendment of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
               (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
               (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
          (c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i)may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
               (ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
               (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
               (iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.
               (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans to the Borrower or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C

Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
               (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
          (d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
               (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
          (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.
          The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
          (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Section 2.04 and Section 8.02 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.04, Section 2.16, Section 8.02 and Section 8.03, “Cash Collateralize” means, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral (“Cash Collateral”) in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and, in the case of any L/C Obligations to be Cash Collateralized, the L/C Issuer. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Citibank. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

          (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
          (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
          (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum of 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
          (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
          (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
          Section 2.04 Prepayments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided, that in the event that, on or prior to the first anniversary of the Closing Date, the Borrower (x) makes any prepayment of Term Loans in connection with any Repricing Transaction or (y) effects any amendment to this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment that were prepaid pursuant to such amendment; provided, further, that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, in the case of a prepayment of Term Loans, the amount of such prepayment to be applied to each Term Facility. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.04(a) shall be applied (x) to the Facility or Facilities specified by the Borrower in the related notice of prepayment and (y) within each Facility or Facilities to be prepaid, to the principal repayment installments thereof as directed by the Borrower (and if not so directed, on a pro rata basis), and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
          (b) Mandatory. (i) Within five Business Days after financial statements for any fiscal year of the Borrower beginning with the fiscal year ended December 31, 2011 and the related Compliance Certificate have been delivered pursuant to Section 7.01(d), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A)(1) at any time when the Cash Flow Ratio as of the end of the fiscal year of the Borrower in question is greater than or equal to 4.50:1.00, 50% of Excess Cash Flow for such fiscal year, (2) at any time when the Cash Flow Ratio as of the end of the fiscal year of the Borrower in question is greater than or equal to 3.50:1.00 and less than 4.50:1.00, 25% and (3) at any time when the Cash Flow Ratio as of the end of the fiscal year of the Borrower in question is less than 3.50:1.00, 0% of Excess Cash Flow for such fiscal year, over (B) the aggregate principal amount of Term Loans prepaid during such fiscal year pursuant to Sections 2.04(a) and 2.06(a).

               (ii) If the Borrower or any of its Restricted Subsidiaries (A) Disposes of any property or (B) suffers an Event of Loss, in each case, which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay, immediately upon receipt thereof by such Person, an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds which, in the aggregate with any other Net Cash Proceeds described in this Section 2.04(b)(ii) that have not been used to prepay the Loans pursuant to this Section 2.04(b)(ii) or reinvested pursuant to the proviso set forth below, exceeds $50,000,000; provided, however, that, with respect to any Net Cash Proceeds described in this Section 2.04(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the receipt of such Net Cash Proceeds), and so long as no Default shall have occurred and be continuing, the Borrower or such Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 365 days after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.04(b)(ii).
               (iii) Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than any Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.17), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.
               (iv) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.04(b) shall be applied, first, ratably to each of the Term Facilities and to the remaining principal repayment installments thereof on a pro-rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (vi) of this Section 2.04(b).
               (v) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swingline Loans or L/C Borrowings or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.
               (vi) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.04(b), first, shall be applied ratably to the L/C Borrowings and the Swingline Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) or (ii) of this Section 2.04(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swingline Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

          Section 2.05 Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon notice to the Administrative Agent at any time, terminate the Revolving Credit Facility, the Swingline Sublimit or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Swingline Sublimit or the Letter of Credit Sublimit, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Swingline Sublimit if, after giving effect thereto, the Outstanding Amount of the Swingline Loans would exceed the Swingline Sublimit or (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.
          (b) Mandatory. (i) The aggregate Term B Commitments shall be automatically and permanently reduced to zero on the date of the Term B Borrowing.
               (ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.05 or the Letter of Credit Sublimit or the Swingline Sublimit exceeds the Revolving Credit Facility at such time or the Letter of Credit Sublimit or Swingline Sublimit, as the case may be, the Revolving Credit Facility shall be automatically reduced by the amount of such excess.
               (iii) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Section 2.04(b)(i), (ii) or (iii) by an amount equal to the applicable Reduction Amount.
          (c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swingline Sublimit or the Revolving Credit Commitment under this Section 2.05. Upon any reduction of the Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
          (d) Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(c) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the L/C Issuer, the Swingline Lender or any Lender may have against such Defaulting Lender.

          Section 2.06 Repayment of Loans. (a) Term B Loans. The Borrower shall repay to the Term B Lenders the aggregate principal amount of all Term B Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04):

Principal
Amortization Payment
(shown as a % of Original
Date	Principal Amount)
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 14, 2017	Outstanding Principal Amount
Total:	100.00%
provided, however, that the final principal repayment installment of the Term B Loans shall be repaid on the Maturity Date for the Term B Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date; and provided further, that with the prior written consent of the Term B Lenders holding at least 10% of the outstanding Term B Loans, such consenting Term B Lenders can extend the amortization schedule and the maturity of their Term B Loans as agreed upon among such consenting Term B

Lenders and the Borrower (with the new amortization schedule and Maturity Date thereafter applying to such Term B Loans), and the Borrower may pay additional interest or an extension fee to, and as agreed with, such consenting Term B Lenders with respect to such extension, without having any obligation to make any additional payments with respect to such extension to non-consenting Term B Lenders (and the pro rata payment provisions of Section 2.12 shall automatically be deemed adjusted to reflect the provisions of this Section).
          (b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans and Swingline Loans outstanding on such date; provided, that with the prior written consent of the Revolving Credit Lenders holding at least 10% of the sum of (i) the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (ii) the aggregate unused Revolving Credit Commitments, such consenting Revolving Credit Lenders may extend the maturity of their Revolving Credit Commitments and Revolving Credit Loans as agreed upon among such consenting Revolving Credit Lenders and the Borrower (with such new Maturity Date thereafter applying to such Revolving Credit Commitments and Revolving Credit Loans), and the Borrower may pay an extension fee to, and as agreed with, such Revolving Credit Lenders with respect to such extension without having any obligation to make any additional payments with respect to such extension to non-consenting Revolving Credit Lenders, (and the pro rata payment provisions of Section 2.12 shall automatically be deemed adjusted to reflect the provisions of this Section).
          Section 2.07 Interest. (a) Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.
          (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
               (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
               (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          Section 2.08 Fees. In addition to certain fees described in Section 2.03(i) and (j):
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee (the “Commitment Fee”) on the actual daily amount by which the Revolving Credit Facility exceeds the Total Revolving Credit Outstandings (excluding the Outstanding Amount of Swingline Loans), at the rate of 0.75% per annum. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears.
     (b) Other Fees. (i) The Borrower shall pay to the Initial Lenders for their own respective accounts fees in the amounts and at the times specified in the Facility Fee Letter. Such fees shall not be refundable for any reason whatsoever.
          (ii) The Borrower shall pay to the Administrative Agent and the applicable L/C Issuer for their own respective accounts fees in the amounts and at the times specified in the Fee Letter and/or as mutually agreed in writing. Such fees shall not be refundable for any reason whatsoever.
          (iii) The Borrower shall pay to the Lenders (or the Administrative Agent on behalf of the Lenders) such fees as shall have been separately agreed upon in writing, to the Lenders and in the amounts and at the times so specified. Such fees shall not be refundable for any reason whatsoever.
     (c) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to any fees accruing during such period pursuant to Section 2.03(i) and this Section 2.08 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that a portion of the L/C Obligations or the Outstanding Amount of Swingline Loans of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.16(b), such fees that would have accrued for the benefit of such Defaulting Lender shall instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (b) to the extent of any portion of such L/C Obligations or Outstanding Amount of Swingline Loans that cannot be so reallocated such fees shall instead accrue for the benefit of and be payable to the L/C Issuer and the Swingline Lender as their interests appear (and the pro rata payment provisions of Section 2.12 shall automatically be deemed adjusted to reflect the provisions of this Section); provided that if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to Section 2.16(b), the Borrower shall not be required to pay any Commitment Fee or Letter of Credit Fees with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are Cash Collateralized.
          Section 2.09 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Citibank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          Section 2.10 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. In the event such Note is issued with more than a de minimis amount of original issue discount (“OID”) as defined in the Code, the Borrower shall legend the Note by stating on its face that it was issued with OID in accordance with Treasury Regulations Section 1.1275-3(b). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
          (b) In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
          Section 2.11 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
          (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
               (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
          (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
          (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
          (f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
          Section 2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of such Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of such Facilities owing (but not due and payable) to such

Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant.
          Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
          Section 2.13 Increase in Commitments. (a) Request for Increase. Provided that no Default shall have occurred and be continuing at such time or would result therefrom, upon notice to the Administrative Agent (which shall promptly notify the Term Lenders), the Borrower may on a one-time basis, request an increase in Term Loans by an aggregate amount not exceeding, when taken together with all Incremental Term Loans incurred pursuant to Section 2.14, $200,000,000; provided that any such request for an increase shall be in a minimum amount of $50,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Term Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lenders by the Administrative Agent).
          (b) Lender Elections to Increase. Each Term Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term Commitment, and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term Lender’s Applicable Percentage in respect of the

Term Facility) of such requested increase. Any Term Lender not responding within such time period shall be deemed to have declined to increase its Term Loans.
          (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Term Lender of the Term Lenders’ responses to each request made hereunder. If the aggregate increase participated in by the existing Term Lenders is less than the requested increase, then to achieve the full amount of the requested increase, and subject to the approval of the Administrative Agent, the Borrower may also invite additional Eligible Assignees to become Term Lenders, as applicable, pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
          (d) Effective Date and Allocations. If the Term Loans are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Term Lenders, including the proposed new lenders, as applicable, of the final allocation of such increase and the Increase Effective Date. Such amendment may be signed by the Administrative Agent on behalf of the Lenders.
          (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (1) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 6.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (b) and (a), respectively, of Section 7.01, and (B) no Default exists. (2) all fees and expenses of the Administrative Agent and the Lenders in connection with such increase shall have been paid on or prior to the Increase Effective Date, and (3) on such Increase Effective Date, on a pro forma basis after giving effect to any such increase in Term Loans, including any acquisitions consummated or payments of Indebtedness made with the proceeds thereof, and any acquisitions or dispositions after the first day of the most recently ended Quarter for which financial statements were delivered pursuant to Section 7.01 (such pro forma basis to include, in the Borrower’s discretion, a reasonable estimate of savings resulting from any such acquisition (A) that have been realized, (B) for which the steps necessary for realization have been taken, or (C) for which the steps necessary for realization are reasonably expected to be taken with 12 months of the date of such acquisition, in each case, certified by the Borrower) but prior to or simultaneous with the borrowing of any such increased Term Loans, the Borrower would be in compliance with (i) the financial maintenance covenants set forth in Sections 7.31 and 7.32, recomputed as of the last day of the most recently ended Quarter for which financial statements have been delivered pursuant to Section 7.01; provided that the Cash Flow Ratio for purposes of determining such pro forma compliance shall be determined in a manner to be more restrictive than the level otherwise applicable for the relevant test period by 0.25:1.00 and (ii) a ratio of Consolidated Total Secured Debt to Annual Operating Cash Flow not exceeding 4.25:1.00. The additional Term Loans shall be made by the Term Lenders participating therein pursuant to the procedures set forth in Section 2.02.
          (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 to the contrary.
          Section 2.14 Incremental Term Facility. (a) Request for Incremental Term Facility. Provided that no Default shall have occurred and be continuing at such time or would result therefrom, at the option of the Borrower, the Incremental Term Lenders party thereto and the Administrative Agent, on one or more occasions, and without the consent of any other Lender, a separate tranche of commitments (“Incremental Term Commitments”) and loans (“Incremental Term Loans”) may be established under this Agreement in an amount not exceeding $200,000,000 minus the aggregate amount of any increase in the Term Loans in accordance with Section 2.13; provided that any such request for an Incremental Term Facility shall be in a minimum amount of $50,000,000.
          (b) The Borrower is entitled to elect, in its discretion, the Incremental Term Lender from among the existing Lenders and any additional banks, financial institutions and other institutional lenders or investors, subject to the consent of (i) such proposed Incremental Term Lender and (ii) the Administrative Agent (which consent shall not be unreasonably withheld), if such consent would be required under Section 10.06(b)(iii), for an assignment of loans or commitments, as applicable, to such Incremental Term Lender.
          (c) Conditions to Effectiveness of Incremental Term Facility. As a condition precedent to the effectiveness of each Incremental Term Facility, (1) the Borrower, the Administrative Agent and the Incremental Term Lenders party thereto shall enter into a supplement to this Agreement in substantially the form of Exhibit G hereto (an “Incremental Term Supplement”) duly completed such that such Incremental Term Supplement shall set forth the terms and conditions relating to such Incremental Term Facility, which, to the extent that they differ from those applicable to the Term B Facility shall be reasonably acceptable to the Administrative Agent (except to the extent that they are consistent with the provisos to this clause (c)); provided that, in any event, such Incremental Term Facility shall (i) not have a final maturity date earlier than the Maturity Date applicable to the Term B Facility or a weighted average life to maturity shorter than the weighted average life to maturity of the Term B Facility, (ii) be guaranteed only by the Guarantors hereunder, (iii) rank pari passu or junior in right of payment and of security with the Term B Facility and (iv) except as to pricing and amortization, shall have terms and documentation no more restrictive than the terms of the Term B Loans unless such terms are reasonably satisfactory to the Administrative Agent; provided, further, that in the event that the initial all-in yield for the Incremental Term Loans under such Incremental Term Facility exceeds the all-in yield for the Term B Loans, then the Applicable Rate for the Term B Loans shall be adjusted so that the all-in yield for the Incremental Term Loans under such Incremental Term Facility does not exceed the all-in yield applicable to the Term B Loans; provided that the determination of the all-in yield for the Term B Loans and Incremental Term Loans under the Incremental Term Facility shall include the following items: (x) interest rate margins, (y) Eurodollar Rate and Base Rate floors and (z) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable to the Lenders in the primary syndication thereof (with OID being equated to interest based on an assumed four-year life to maturity) and shall exclude customary arrangement or commitment fees payable to the arrangers (or their affiliates) of such loans, (2) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the effective date of the Incremental Term Facility (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Term Facility, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such Incremental Term Facility, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of such effective date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 6.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (b) and (a), respectively, of Section 7.01, and (B) no Default exists, and (3) all fees and expenses of the Administrative Agent and the Incremental Term Lenders in connection with such Incremental Term Facility shall have been paid on or prior to the effectiveness of such Incremental Term Facility. Upon the effective date of an Incremental Term Supplement, each lender thereunder shall become an Incremental Term Lender hereunder and such Incremental Term Supplement shall be deemed part of this Agreement for all purposes thereafter.
          (d) Any Incremental Term Loans shall be made available to the Borrower as set forth in the applicable Incremental Term Supplement; provided that, on such date, on a pro forma basis after giving effect to such increase in Term Loans, including any acquisitions consummated or payments of Indebtedness made with the proceeds thereof, and any acquisitions or dispositions after the first day of the most recently ended Quarter for which financial statements were delivered pursuant to Section 7.01 (such pro forma basis to include , in the Borrower’s discretion, a reasonable estimate of savings resulting from any such acquisition (A) that have been realized, (B) for which the steps necessary for realization have been taken, or (C) for which the steps necessary for realization are reasonably expected to be taken with 12 months of the date of such acquisition, in each case, certified by the Borrower) but prior to or simultaneous with the borrowing of any Incremental Term Loans, the Borrower would be in compliance with (i) the financial maintenance covenants set forth in Sections 7.31 and 7.32, recomputed as of the last day of the most recently ended Quarter for which financial statements have been delivered pursuant to Section 7.01; provided that the Cash Flow Ratio for purposes of determining such pro forma compliance shall be determined in a manner to be more restrictive than the level otherwise applicable for the relevant test period by 0.25:1.00 and (ii) a ratio of Consolidated Total Secured Debt to Annual Operating Cash Flow not exceeding 4.25:1.00.
          Section 2.15 Swingline Loans.
          (a) Swingline Borrowings.
          (i) Notices; Disbursement. Whenever the Borrower desires a Swingline Borrowing hereunder it shall give irrevocable notice to the Swingline Lender not later than 1:00 p.m. on the date of the requested Swingline Borrowing in the form of a Committed Loan Notice. Subject to satisfaction of the conditions set forth herein, the

Swingline Lender shall initiate the transfer of funds representing such Borrowing to the Borrower by 3:00 p.m. on the Business Day specified by the Borrower in the applicable Committed Loan Notice.
          (ii) Minimum Amounts. Each Swingline Borrowing shall be in a minimum principal amount of $500,000 and integral multiples of $250,000, in excess thereof.
          (b) Repayment of Swingline Loans. Each Swingline Borrowing shall be due and payable on the earliest of (i) ten days from the date of such Borrowing, (ii) the date of the next succeeding Revolving Credit Borrowing, or (iii) the Maturity Date for the Revolving Credit Facility; provided, however, the Borrower may prepay any Swingline Borrowing prior to the date it is due upon notice to the Swingline Lender not later than 1:00 p.m. on the date of prepayment of such Borrowing. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. If, and to the extent, any Swingline Loans shall be outstanding on the date of any Revolving Credit Borrowing, such Swingline Loans shall be repaid from the proceeds of such Revolving Credit Borrowing prior to any distribution of such proceeds to the Borrower. If, and to the extent, a Revolving Credit Borrowing is not requested prior to earlier of (A) the Maturity Date for the Revolving Credit Facility or (B) the last day of any such ten day period from the date of any Swingline Borrowing, the Borrower shall be deemed to have requested a Base Rate Loan on the Business Day immediately preceding the Maturity Date for the Revolving Credit Facility or the last day of such ten day period, as applicable, in the amount of the Swingline Loans then outstanding, the proceeds of which shall be used to repay the Swingline Lender for such Swingline Loans. In addition, the Swingline Lender may, at any time, in its sole discretion by written notice to the Borrower and the Administrative Agent, require repayment of its Swingline Loans by way of a Revolving Credit Loan, in which case the Borrower shall be deemed to have requested a Base Rate Advance of the Revolving Credit Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Maturity Date for the Revolving Credit Facility and upon the occurrence of any Event of Default described in Section 8.01(g) or 8.01(h) and also upon acceleration of the Obligations, whether on account of an Event of Default described in Section 8.01(g) or 8.01(h) or any other Event of Default, in accordance with the provisions of Section 8.02 following an Event of Default (each such Revolving Credit Loan made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Mandatory Borrowing”). Each Lender hereby irrevocably agrees to make its Applicable Percentage of such Revolving Credit Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date, notwithstanding (I) the amount of Mandatory Borrowing may not comply with the minimum amount for advances of Revolving Credit Loans otherwise required hereunder, (II) whether any conditions specified in Article V are then satisfied, (III) whether a Default then exists, (IV) failure for any such request or deemed request for Revolving Credit Loans to be made by the time otherwise required in Section 2.02, (V) the date of such Mandatory Borrowing, or (VI) any reduction in the Revolving Credit Commitment or termination of the Revolving Credit Commitment relating thereto immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no Lender shall be required to make such Revolving Credit Loans if, at the time that the Swingline Lender agreed to fund any requested Swingline Borrowing, the Swingline Lender had knowledge of the existence of a Default or such Mandatory Borrowing would cause a Lender to exceed its Revolving Credit Commitment. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of any proceeding under any Debtor Relief Laws with respect to the Borrower or any other obligor hereunder), then each Revolving Credit Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Credit Lender to share in such Swingline Loans ratably based upon its respective Applicable Percentage in respect of the Revolving Credit Facility (determined before giving effect to any termination of the Revolving Credit Commitment pursuant to Section 8.02), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay (to the extent not paid by the Borrower) to the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred but excluding the date of payment for such participation, at the rate equal to, if paid within two Business Days of the date of the Mandatory Borrowing, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.
          (c) Interest on Swingline Loans. Swingline Loans shall bear interest at the simple per annum interest rate equal to the sum of (x) the Base Rate and (y) the Applicable Rate then in effect with respect to Base Rate Loans under the Revolving Credit Facility, computed on the basis of a year of 365/366 days for the actual number of days elapsed; provided, however, that (i) from and after any failure to make any payment of principal or interest in respect of any of the Loans hereunder when due (after giving effect to any applicable grace period), whether at scheduled or accelerated maturity or on account of any mandatory prepayment or (ii) while any Swingline Loans in which the Lenders have acquired participations pursuant to Section 2.15(b) remain outstanding, the principal of and, to the extent permitted by law, interest on, Swingline Loans shall bear interest, payable on demand, at the Default Rate. Interest on each Swingline Loan shall be payable in arrears on the date payment of such Swingline Loan is due pursuant to Section 2.15(b).
          (d) Reporting. Unless the Swingline Lender is the Administrative Agent, the Swingline Lender shall provide to the Administrative Agent, on Friday of each week and on each date the Administrative Agent notifies the Swingline Lender that the Borrower has delivered a Committed Loan Notice or the Administrative Agent otherwise requests the same, an accounting for the outstanding Swingline Loans in form reasonably satisfactory to the Administrative Agent.
          (e) Termination of Swingline Loans; Designation of Swingline Lender. Unless a Default then exists, the Swingline Lender shall give the Borrower and the Administrative Agent at least seven days’ prior written notice before exercising its discretion herein not to make Swingline Loans. The Borrower must give ten days’ prior written notice to the Administrative Agent of any change in designation of the Swingline Lender. The replaced

Swingline Lender shall continue to be a “Swingline Lender” for purposes of repayment of any Swingline Loans made prior to such replacement and outstanding after such replacement.
          Section 2.16 Cash Collateral; Defaulting Lenders. (a) If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit or Swingline Loan is at the time outstanding, the L/C Issuer and the Swingline Lender, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been reallocated pursuant to Section 2.16(b)), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the L/C Issuer and the Swingline Lender in respect of such Letter of Credit or Swingline Loan, as the case may be, in amount at least equal to the aggregate amount of the unallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the L/C Issuer and the Swingline Lender, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.
          (b) In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the L/C Issuer will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, and the Swingline Lender will not be required to make any Swingline Loan, unless:
          (i) in the case of a Defaulting Lender, the L/C Obligations and the Outstanding Amount of Swingline Loans of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit and Swingline Loans, to the Non-Defaulting Lenders as provided in clause (i) of Section 2.16(c), and
          (ii) to the extent full reallocation does not occur as provided in clause (i) above, the Borrower Cash Collateralizes the obligations of the Borrower in respect of such Letter of Credit or Swingline Loan in an amount at least equal to the aggregate amount of the unallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan, or makes other arrangements satisfactory to the Administrative Agent, the L/C Issuer and the Swingline Lender in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender, or
          (iii) to the extent that neither reallocation nor Cash Collateralization occurs pursuant to clauses (i) or (ii), then in the case of a proposed issuance of a Letter of Credit or making of a Swingline Loan, by an instrument or instruments in form and substance satisfactory to the Administrative Agent, and to the L/C Issuer and the Swingline Lender, as the case may be, (i) the Borrower agrees that the face amount of such requested Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unallocated, non Cash-Collateralized portion thereof as to which such Defaulting Lender or Potential Defaulting Lender would otherwise be liable, and (ii) the Non-Defaulting Lenders confirm, in their discretion, that their obligations in respect of such Letter of Credit or Swingline Loan shall be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and that the pro rata payment provisions of Section 2.12 will be deemed adjusted to reflect this provision (provided that nothing in this clause (iii) will be deemed to increase the Commitment of any Lender, nor to constitute a waiver or release of any claim the Borrower, the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender may have against such Defaulting Lender, nor to cause such Defaulting Lender to be a Non-Defaulting Lender).
          (c) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding L/C Obligations and any outstanding Outstanding Amount of Swingline Loans of such Defaulting Lender:
          (i) the L/C Obligations and the Outstanding Amount of Swingline Loans of such Defaulting Lender will, upon notice by the Administrative Agent, and subject in any event to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of the total outstanding Revolving Credit Loans and Swingline Loans owed to each Non-Defaulting Lender and its total L/C Obligations may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (b) such reallocation will not constitute a waiver or release of any claim the Borrower, the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender may have against such Defaulting Lender, and (c) neither such reallocation nor any payment by a Non-Defaulting Bank as a result thereof will cause such Defaulting Lender to be a Non-Defaulting Lender;
          (ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s L/C Obligations and Outstanding Amounts of Swingline Loans cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than three Business Days after demand by the Administrative Agent, (a) Cash Collateralize the obligations of the Borrower to the L/C Issuer and the Swingline Lender in respect of such L/C Obligations or Outstanding Amounts of Swingline Loans, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Obligations or Outstanding Amounts of Swingline Loans, (b) in the case of such Outstanding Amount of Swingline Loans prepay in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, and to the L/C Issuer and the Swingline Lender, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; and
          (iii) any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a segregated escrow account until (subject to Section 2.16(e)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:
     First to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed L/C Borrowings then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
          (d) In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the L/C Issuer and the Swingline Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, through the Administrative Agent, Committed Loan Notices pursuant to Section 2.03(c)(v) in such amounts and in such times as may be required to (i) reimburse an outstanding L/C Borrowing, (ii) repay an outstanding Swingline Loans, or (iii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the unallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan.
          (e) If the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated escrow account referred to in Section 2.16(c)), such Lender shall purchase such portions of the outstanding Loans of the other Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Lenders to hold Loans on a pro rata basis in accordance with their respective Commitments, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the L/C Obligations and Outstanding Amount of Swingline Loans of each Lender shall automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower and applied as set forth in Section 2.16(c)(iii) while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
          (f) If any Lender is a Defaulting Lender, the Borrower may, upon at least five Business Days’ written notice to the Administrative Agent (which shall then give prompt notice thereof to the relevant Lender), replace such Lender with an Eligible Assignee selected by the Borrower in accordance with Section 10.12; provided, however, that no Event of Default shall have occurred and be continuing at the time of such request and at the time of such assignment; provided, further, that the assigning Lender’s rights under Sections 3.01, 3.04 and 10.04, and its obligations under Section 10.04, shall survive such assignment as to matters occurring prior to the date of assignment.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
          Section 3.01 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not indemnify the Administrative Agent, any Lender or the L/C Issuer for any penalties or interest that are imposed solely as a result of gross negligence or willful misconduct of the Administrative Agent, any Lender or the L/C Issuer. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. If, in the reasonable discretion of the Borrower, any Indemnified Taxes or Other Taxes are incorrectly or not legally imposed or asserted by the relevant Governmental Authority, the Administrative Agent, each Lender or the L/C Issuer, as the case may be, shall, at the expense of the Borrower, use commercially reasonable efforts to cooperate with the Borrower to recover and promptly remit such Indemnified Taxes or Other Taxes to Borrower in accordance with subsection (f) of this Section. Nothing contained herein shall derogate from the right of any Lender, the Administrative Agent or the L/C Issuer to arrange its tax affairs in whatever manner it sees fit nor shall require any Lender, the Administrative Agent or the L/C Issuer to disclose any information relating to its tax affairs that it deems confidential other than as required under Section 3.01(e).
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
          Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
          (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
          Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the

Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
          Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
          Section 3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate contemplated by Section 3.04(e)) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan),

or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).
          (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
          Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.12;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any reasonable customary administrative fees charged by such Lender in connection with the foregoing.
          For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
          Section 3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such

Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 10.12.
          Section 3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
GUARANTY
          Section 4.01 Guaranty. Each of the Guarantors hereby, jointly and severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations, absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
          Section 4.02 Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
          Section 4.03 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability, change in corporate existence or structure or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Guarantor; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Guarantor; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.
          Section 4.04 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other Guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Borrower or any other Person is joined as a party.
          Section 4.05 Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.
          Section 4.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.
          Section 4.07 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.
          Section 4.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Secured Parties.
          Section 4.09 Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other Guarantor such information concerning the financial condition, business and operations of the Borrower and any such other Guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other Guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
          Section 4.10 Limitation on Guaranty. It is the intention of the Guarantors, the Lenders and the Borrower that the obligations of each Guarantor hereunder shall be in, but not in excess of, the maximum amount permitted by applicable law. To that end, but only to the extent such obligations would otherwise be avoidable, the obligations of each Guarantor hereunder shall be limited to the maximum amount that, after giving effect to the incurrence thereof, would not render such Guarantor insolvent or unable to make payments in respect of any of its indebtedness as such indebtedness matures or leave such Guarantor with an unreasonably small capital. The need for any such limitation shall be determined, and any such needed limitation shall be effective, at the time or times that such Guarantor is deemed, under applicable law, to incur the Obligations hereunder. Any such limitation shall be apportioned amongst the Obligations pro rata in accordance with the respective amounts thereof. This paragraph is intended solely to preserve the rights of the Lenders under this Agreement to the maximum extent permitted by applicable law, and neither the Guarantors, the Borrower nor any other Person shall have any right under this paragraph that it would not otherwise have under applicable law. The Borrower and each Guarantor agree not to commence any proceeding or action seeking to limit the amount of the obligation of such Guarantor under this Article IV by reason of this paragraph. For the purposes of this paragraph, “insolvency”, “unreasonably small capital” and “unable to make payments in respect of any of its indebtedness as such indebtedness matures” shall be determined in accordance with applicable law.
          Section 4.11 Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit J hereto (each, a “Subsidiary Guaranty Supplement”), (i) such Person shall become and be a Guarantor hereunder, and each reference in the Loan Documents to a “Guarantor” shall also mean and be a reference to such Person, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Person, and (ii) each reference in the Loan Documents to “the Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
ARTICLE V
CONDITIONS PRECEDENT
          Section 5.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make the initial Credit Extension hereunder is subject to the satisfaction of the following conditions precedent on or prior to the date of such initial Credit Extension:
     (a) Execution of Loan Documents and Notes. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
     (i) this Agreement duly executed and delivered by each of Holdings, Acquisition Sub, the Lenders named on the signature pages hereof, the Swingline Lender, the L/C Issuer and the Administrative Agent;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note; and
     (iii) (A) the Pledge Agreement and the Security Agreement, each duly executed and delivered by Holdings and Acquisition Sub and (B) the Pledge Agreement Supplement and Security Agreement Supplement, each duly executed and delivered by the Subsidiary Guarantors, together with:
     (A) with respect to the Pledge Agreement and Pledge Agreement Supplement, certificates representing the Pledged Equity Interests referred to therein accompanied by undated stock powers executed in blank,

     (B) proper UCC-1 Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Collateral Agent may deem necessary in order to perfect the Liens created under each of the Collateral Documents, covering the Collateral described in the Collateral Documents, and
     (C) evidence that all other action that the Collateral Agent may deem necessary in order to perfect the Liens created under the Collateral Documents has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);
     (iv) the Assumption Agreement, duly executed by the Company, and a Subsidiary Guaranty Supplement duly executed by each of the Subsidiary Guarantors.
     (b) Signatures. Each of the Borrower and the Restricted Subsidiaries shall have certified to the Administrative Agent (with copies to be provided for each Lender) the name and signature of each of the persons authorized (i) to sign on its respective behalf this Agreement and each of the other Loan Documents to which it is a party and (ii) in the case of the Borrower, to borrow under this Agreement. The Lenders may conclusively rely on such certifications until they receive notice in writing from the Borrower or such Restricted Subsidiary, as the case may be, to the contrary.
     (c) Loan Certificates. The Administrative Agent shall have received a loan certificate of each Loan Party, in substantially the form of Exhibit E attached hereto, together with appropriate attachments which shall include, without limitation, the following items: (i) a true, complete and correct copy of the articles of incorporation, certificate of limited partnership or certificate of formation or organization of such Loan Party, certified by the Secretary of State of such Loan Party’s organization, (ii) a true, complete and correct copy of the by-laws, partnership agreement or limited liability company or operating agreement of such Loan Party, (iii) a copy of the resolutions of the board of directors or other appropriate entity of such Loan Party authorizing the execution, delivery and performance by such Loan Party of this Agreement and the other Loan Documents to which it is a party and, with respect to the Borrower, authorizing the borrowings hereunder, and (iv) certificates of existence of such Loan Party issued by the Secretary of State or similar state official for the state of such Loan Party’s organization.
     (d) Opinions of Counsel to the Borrower and the Restricted Subsidiaries. The Lenders shall have received favorable opinions of:
     (i) Sullivan & Cromwell LLP, special New York counsel to the Borrower and the Restricted Subsidiaries, substantially in the form of Exhibit F-1 hereto; and
     (ii) Holland & Hart LLP, special counsel to the Borrower and the Restricted Subsidiaries, substantially in the form of Exhibit F-2 hereto;

and covering such other matters as any Lender or Lenders, may reasonably request (and for purposes of such opinions such counsel may rely upon opinions of counsel in other jurisdictions, provided that such other counsel are satisfactory to special counsel to the Administrative Agent and such other opinions state that the Lenders are entitled to rely thereon).
     (e) Opinion of Counsel to the Administrative Agent. Each Lender shall have received a favorable opinion of Shearman & Sterling LLP, special New York counsel to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent.
     (f) Other Documents. Such other documents, filings, instruments and papers relating to the documents referred to herein and the transactions contemplated hereby as any Lender or special counsel to the Administrative Agent shall reasonably require shall have been received by the Administrative Agent.
     (g) Certain Fees. All fees required to be paid to the Administrative Agent, the Joint Lead Arrangers, the Initial Lenders and the other Lenders on or before the Closing Date shall have been paid. Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent properly invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     (h) Financial Statements. CGMI and Merrill Lynch shall have received (a) audited consolidated financial statements of the Company and its subsidiaries for the three fiscal years ended at least 90 days prior to the consummation of the Acquisition, unaudited consolidated financial statements of the Company and its subsidiaries (subject to year-end and audit adjustments) for any interim quarterly periods that have ended since the most recent of such audited financial statements and at least 45 days prior to the consummation of the Acquisition, and pro forma financial statements as to Holdings and its subsidiaries giving effect to the Transaction for the most recently completed fiscal year ended at least 90 days prior to the consummation of the Acquisition and the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed Quarter ended at least 45 days prior to the consummation of the Acquisition, which in each case, with respect to any annual or quarterly periods, shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Securities Act of 1933 on Form S-1; and (b) forecasts prepared by management of Holdings and its subsidiaries, each in form reasonably satisfactory to the CGMI and Merrill Lynch.
     (i) a Solvency Certificate attesting to the Solvency of Holdings and its Subsidiaries, taken as a whole, after giving effect to the Transaction and the incurrence of indebtedness related thereto, from the chief financial officer of the Borrower;

     (j) (i) The Administrative Agent shall have received a true and correct copy of the Merger Agreement and related agreements (as certified by a Responsible Officer of the Borrower) and (ii) the Acquisition shall be consummated concurrently with the initial funding of the Facilities in accordance with the Merger Agreement, without waiver or amendment thereof or consent thereunder (other than any such waiver, amendment or consent that is not materially adverse to the Lenders) unless consented to by the Joint Lead Arrangers (it being understood that that any alteration, amendment, or other change to (A) the aggregate purchase price, (B) the definition of “Material Adverse Effect” contained therein or (C) provisions contained in Section 8.2(d), 9.3 or 9.9 of the Merger Agreement relating to the treatment of any of the “Debt Financing Sources” as defined therein, or the definition of “Debt Financing Sources”, “Debt Financing” or “Debt Commitment Letter”), shall require the prior written consent of the Lenders).
     (k) (i) The Specified Representations shall be true and correct in all material respects and the representations made by the Company in the Merger Agreement that are material to the interests of the Lenders shall be true and correct, but only to the extent that Acquisition Sub has the right to terminate its obligations under the Merger Agreement or to decline to consummate the transactions contemplated by the Merger Agreement as a result of a breach of such representations in the Merger Agreement; (ii) no Default or Event of Default shall have occurred and be continuing or would result from such proposed initial Credit Extension or from the application of proceeds thereof, (iii) the Borrower shall have received the Equity Contribution; (iv) the Borrower shall have received $250,000,000 in gross cash proceeds from the issuance and sale of the Senior Notes; (v) no event of the type described in Sections 8.01(e), 8.01(f), 8.01(g) or 8.01(h) shall have occurred with respect to Cablevision or CSC Holdings and (vi) the Administrative Agent shall have received a certificate from the chief executive officer, president, executive vice president, chief financial officer or treasurer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the matters set forth in this Section 5.01(k) and Section 5.01(l).
     (l) There shall not have occurred since December 31, 2009 any Closing Date Material Adverse Effect.
     (m) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          Section 5.02 Conditions to all Credit Extensions. The obligation of the L/C Issuer and each Lender to make each Credit Extension hereunder (which shall not include any conversion or continuation of any outstanding Loan or any Credit Extension the proceeds of which are to reimburse (i) the Swingline Lender for Swingline Loans or (ii) the L/C Issuer for

amounts drawn under a Letter of Credit) following the date of the initial Credit Extension is subject to the additional conditions precedent that:
     (a) no Default or Event of Default shall have occurred and be continuing or would result from such proposed Credit Extension or from the application of proceeds thereof;
     (b) the representations and warranties of the Borrower and each other Loan Party in Article VI hereof or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct, in all material respects, on and as of the date of the making of, and after giving effect to, such Credit Extension with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in Section 6.04(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(b) and (a), respectively;
     (c) to the extent requested by the Administrative Agent or any Lender, a senior executive of the Borrower shall have certified compliance with clauses (a) and (b) above to the Administrative Agent; and
     (d) the Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
          The Borrower shall be deemed to have made a representation and warranty hereunder as of the time of each Credit Extension hereunder that the conditions specified in such clauses have been fulfilled as of such time.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
          Each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:
          Section 6.01 Existence, Qualification and Power. Each Loan Party and each of its Restricted Subsidiaries is a limited or general partnership, limited liability company or corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to transact business and is in good standing in all jurisdictions in which such qualification is necessary in view of the properties and assets owned and presently intended to be owned and the business transacted and presently intended to be transacted by it except for qualifications the lack of which, singly or in the aggregate, have not had and are not likely to have a Materially Adverse Effect, and each of the Loan Parties and its Restricted Subsidiaries has full power, authority and legal right to perform its obligations under this Agreement, the Notes and the other Loan Documents to which it is a party.

          Section 6.02 Subsidiaries; Affiliates; Loan Parties. Schedules 1.01(i) and 1.01(ii) contain a complete and correct list, as of the Closing Date, of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower, respectively, and a description of the legal nature of such Subsidiaries (including, with respect to each Restricted Subsidiary, the address of its principal place of business and its U.S. taxpayer identification number), the nature of the ownership interests (shares of stock or general or limited partnership or other interests) in such Subsidiaries and the holders of such interests and, except as disclosed to the Lenders in writing prior to the Closing Date, the Borrower and each of its Subsidiaries owns all of the ownership interests of its Subsidiaries indicated in such Schedules as being owned by the Borrower or such Subsidiary, as the case may be, free and clear of all Liens except those created under the Collateral Documents, and all such ownership interests are validly issued and, in the case of shares of stock, fully paid and non-assessable. Schedule 6.02 hereto contains a complete and correct list, as of the Closing Date, of all Controlled Affiliates of the Borrower that are not Subsidiaries of the Borrower, the nature of the respective ownership interests in each such Affiliate, and the holder of each such interest.
          Section 6.03 Authority; No Conflict. The execution, delivery and performance by each of the Loan Parties of each Loan Document to which it is a party, and each Credit Extension hereunder, have been duly authorized by all necessary corporate or other organizational action and do not and will not: (a) subject to the consummation of the action described in Section 6.12 hereof, violate (i) any Law currently in effect (other than violations that, singly or in the aggregate, have not had and are not likely to have a Materially Adverse Effect), or (ii) any provision of any of the Borrower’s or the Restricted Subsidiaries’ respective organizational documents presently in effect; (b) conflict with or result in the breach of, or constitute a default or require any consent (except for the consents described on Schedule 6.03 hereto, each of which has been duly obtained) under, or require any payment to be made under (i) any Contractual Obligation to which any of the Loan Parties is a party or their respective properties may be bound or affected or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any of the Loan Parties or their respective properties are subject (in each case, other than any conflict, breach, default or required consent that, singly or in the aggregate, have not had and are not likely to have a Materially Adverse Effect); or (c) except as provided under any Loan Document, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties or assets now owned or hereafter acquired by any of the Loan Parties.
          Section 6.04 Financial Condition. The Borrower has furnished to each Lender:
     (a) The consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2009, and the related consolidated statements of operations and members’ deficiency for the fiscal year ended on said date, said financial statements having been certified by a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders; and
     (b) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2010, and the related consolidated statements of operations for the quarter and nine months then ended.

     To the knowledge of Holdings and Acquisition Sub, all financial statements referred to above (i) are complete and correct in all material respects (subject, in the case of the unaudited financial statements referred to above, to year-end and audit adjustments), (ii) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) fairly present the financial condition of the respective entity or groups of entities which is or are the subject of such financial statements (as stated above), on a consolidated basis, as of the respective dates of the balance sheets included in such financial statements and the results of operations of such entity or groups of entities for the respective periods ended on said dates.
     None of the Company and its Restricted Subsidiaries had on any of said dates any material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments or operations which are substantial in amount, except as referred to or reflected or provided for in said financial statements of the Company and its consolidated Subsidiaries as of said respective dates or as disclosed to the Lenders in writing prior to the Closing Date. Except as disclosed to the Lenders in writing prior to the Closing Date, since December 31, 2009, there has been no material adverse change in the financial condition (from that shown by the respective balance sheet as of December 31, 2009 included in said financial statements) or the businesses or operations of the Company and the Restricted Subsidiaries taken as a whole on a pro forma combined basis (after giving effect to the Indebtedness contemplated to be incurred on the Closing Date and the use of proceeds thereof).
          Section 6.05 Litigation, Compliance with Laws. Except as disclosed to the Lenders on Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of any Loan Party threatened, against any Loan Party or any Restricted Subsidiary or any of their respective properties or assets, before any court or arbitrator or by or before any Governmental Authority that, singly or in the aggregate, could reasonably be expected to have a Materially Adverse Effect. None of the Loan Parties or the Restricted Subsidiaries is in default under or in violation of or with respect to any Laws or any writ, injunction or decree of any court, arbitrator or Governmental Authority, or any Franchise, except for (a) defaults or violations that have been cured or remedied on or prior to the date of this Agreement and (b) defaults or violations which, if continued unremedied, would not be reasonably expected to have a Materially Adverse Effect.
          Section 6.06 Titles and Liens. Except as set forth on Schedule 7.19, each of the Loan Parties and the Restricted Subsidiaries has good and marketable fee simple title to its tangible properties and assets owned by such party, free and clear of all Liens except those permitted by Section 7.19 hereof. To the knowledge of the Loan Parties, each of the Loan Parties and their Restricted Subsidiaries owns, or has the right to use, all Intellectual Property necessary for each of them to conduct its business substantially in the same manner as currently conducted, except to the extent that the failure to own or have such right would not be reasonably expected to have a Materially Adverse Effect. Schedule 6.06 sets forth a complete and accurate list in all material respects as of the Closing Date of the locations of all Material Real Property owned by the Borrower or any of its Restricted Subsidiaries showing the street address or other relevant information and state.
          Section 6.07 Regulation U; Investment Company Act. (a) None of the proceeds of any of the Credit Extensions shall be used to purchase or carry, or to reduce or refinance any credit incurred to purchase or carry, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. If requested by the Administrative Agent or any Lender, the Borrower will furnish to the Administrative Agent or such Lender statements in conformity with the requirements of Regulation U.
          (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
          Section 6.08 Taxes. Each of the Loan Parties and the Restricted Subsidiaries has filed all Federal, state and other material tax returns that are required to be filed under any law applicable thereto except such returns as to which the failure to file, singly or in the aggregate, has not had and will not have a Materially Adverse Effect, and has paid, or made provision for the payment of, all Taxes shown to be due pursuant to said returns or pursuant to any assessment received by the Loan Parties or any Restricted Subsidiary, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or as to which the failure to pay, singly or in the aggregate, has not had and is not likely to have a Materially Adverse Effect.
          Section 6.09 Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent term) as such term is defined in each Subordinated Debt Document to which the Borrower or any of its Restricted Subsidiaries is a party and that contains such a definition or any similar definition.
          Section 6.10 Full Disclosure. None of the financial statements referred to in Section 6.04 hereof, certificates or any other written statements delivered by or on behalf of the any Loan Party to the Administrative Agent or any Lender contains, as of the Closing Date, any untrue statement of a material fact nor do such financial statements, certificates and such other written statements, taken as a whole, omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
          Section 6.11 No Default. None of the Loan Parties or their Restricted Subsidiaries is in default in the payment or performance or observance of any material Contractual Obligation, which default, either alone or in conjunction with all other such defaults, has had or is likely to have a Materially Adverse Effect.
          Section 6.12 Governmental and Third Party Approvals. Except as set forth on Schedule 6.03 hereto, no approval or consent of, or filing or registration with, any Governmental Authority is required in connection with (a) the execution, delivery and performance by, or enforcement against, any of the Loan Parties of any Loan Document to which it is a party, (b) the grant by any of the Loan Parties of the Liens granted by it pursuant to the Collateral Documents,

(c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. All approvals, consents, filings, registrations or other actions described in Schedule 6.03 have been duly obtained, taken, given or made and are in full force and effect (other than as set forth in Schedule 6.03).
          Section 6.13 Binding Agreements. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, the legal, valid and binding obligations of each of the Loan Parties that is a party thereto, enforceable in accordance with their respective terms (except for limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles).
          Section 6.14 Franchises. Schedule 6.14 hereto contains a complete and correct list, as of the Closing Date, of all of the Franchises granted to the Borrower and the Restricted Subsidiaries, in each case together with the expiration date thereof, or for which applications have been made, or are planned to be made, by the Borrower or any Restricted Subsidiary.
          Section 6.15 Collective Bargaining Agreements. Except as disclosed to the Lenders in writing prior to the Closing Date, there are no collective bargaining agreements between the Borrower or its Restricted Subsidiaries and any trade or labor union or other employee collective bargaining agent.
          Section 6.16 ERISA Compliance. Except that would not reasonably be expected to have a Materially Adverse Effect, (i) neither the Borrower nor any ERISA Affiliate has, as a result of maintaining or terminating a Plan or withdrawing from a Multiemployer Plan, (A) incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan, (B) incurred, or reasonably expects to incur, any liability under Section 4201 or 4203 of ERISA with respect to a Multiemployer Plan, or (C) engaged in a transaction during the past five years that could be subject to Section 4069 or 4212(c) of ERISA; (ii) no Termination Event has occurred or is reasonably expected to occur with respect to any Plan; (iii) neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or in “endangered” or “critical” status.
          Section 6.17 Copyrights. To the knowledge of the Loan Parties, the Loan Parties and the Restricted Subsidiaries own, or possess the right to use, all of the Copyrights embodied in the Collateral that are material for the operation of their respective businesses, and Schedule 6.17 sets forth a complete and accurate list of all such Copyrights that are registered or the subject of a pending application for registration, in each case in the name of any of the Loan Parties or Restricted Subsidiaries as of the Closing Date (“Owned Copyrights”). Except as set forth on Schedule 6.17 and with such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Materially Adverse Effect, as of the Closing Date, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any such Owned Copyrights or the validity, enforceability or ownership of any such Owned Copyrights, nor do the Loan Parties know of any such claim. None of the Loan Parties or the Restricted Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any Copyright License which would reasonably be expected to have a Materially Adverse Effect; and, to the knowledge of the Loan Parties, the use of such Owned Copyrights by any of the Loan Parties or the Restricted Subsidiaries does not infringe, misappropriate or otherwise violate the intellectual property rights of any Person, in each case in a manner which would reasonably be expected to have a Materially Adverse Effect.
          Section 6.18 Solvency. As of the Closing Date, the Loan Parties and their Restricted Subsidiaries, taken as a whole, after giving effect to the transactions contemplated hereby and by the other Loan Documents, are Solvent.
          Section 6.19 Casualty, Etc. Except as would not individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect, since September 30, 2010, neither the businesses nor the properties of any Loan Party or any Restricted Subsidiary is or has been affected by any fire, explosion, accident or other casualty (whether or not covered by insurance).
          Section 6.20 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.19) on all right, title and interest of the Borrower and the Guarantors in the Collateral described therein. Except for filings completed prior to the Closing Date or as otherwise contemplated hereby or by the Collateral Documents, no filing or other action will be necessary to perfect such Liens.
          Section 6.21 Environmental Compliance. Except as set forth on Schedule 6.21 and with such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Materially Adverse Effect:
          (i) (A) the business of the Loan Parties and their Restricted Subsidiaries is in compliance with all applicable Environmental Laws; and (B) all real property owned by the Loan Parties and their Restricted Subsidiaries is in compliance with all applicable Environmental Laws;
          (ii) (A) to the knowledge of the Loan Parties, there are no underground storage tanks on any of the real property owned by the Loan Parties or any of their Restricted Subsidiaries, and (B) to the knowledge of the Loan Parties, no Hazardous Materials have been spilled or released in, on or under any of the real property owned by the Loan Parties or any of their Restricted Subsidiaries in an amount that would trigger a reporting or remediation obligation under current Environmental Laws;
          (iii) none of the Loan Parties or their Restricted Subsidiaries have received any written notice, order, directive, claim or demand from any Governmental Authority with respect to any actual or potential liability under Environmental Laws on the part of any Loan Party or Restricted Subsidiary in connection with the business of the Loan Parties and their Restricted Subsidiaries that remains outstanding;
          (iv) to the knowledge of the Loan Parties, none of the Loan Parties, their Restricted Subsidiaries nor any of their respective predecessors is currently in any negotiations with any person that would require, and agreements or undertakings with any Person that require, the cleanup of Hazardous Materials on the real property or any third party site by the Loan Parties and their Restricted Subsidiaries;
          (v) no Hazardous Materials generated by the Loan Parties or their Restricted Subsidiaries in connection with the business of the Loan Parties or their Restricted Subsidiaries are the subject of a written claim or demand from any third party;
          (vi) no actions or proceedings are pending or, to the knowledge of the Borrower, threatened, to revoke, modify or terminate any permit issued to the Loan Parties or their Restricted Subsidiaries under Environmental Laws; and
          (vii) with respect to the business of the Loan Parties and their Restricted Subsidiaries, neither the Borrower nor the Loan Parties nor their Restricted Subsidiaries are the subject of any outstanding written notice, order or claim with any Governmental Authority or other Person relating to the business of the Loan Parties and their Restricted Subsidiaries regarding Environmental Laws.
          Section 6.22 Other Debt. Schedule 7.17 (Existing Indebtedness), Schedule 7.18 (Existing Guarantees) and Schedule 7.19 (Existing Liens) contain complete and correct lists, as of September 30, 2010, of all credit agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees and other instruments (including Capital Lease Obligations) in effect on the Closing Date providing for, evidencing, securing or otherwise relating to any Indebtedness of the Loan Parties or their Restricted Subsidiaries in a principal or face amount equal to $2,500,000 or more and such lists correctly set forth the names of the debtor or lessee and creditor or lessor with respect to the Indebtedness outstanding or to be outstanding thereunder, the rate of interest or rentals, a description of any security given or to be given therefor, and the maturity or maturities or expiration date or dates thereof.
ARTICLE VII
COVENANTS OF THE
LOAN PARTIES
          From the Closing Date and so long as the Commitments of the Lenders shall be in effect and until the payment in full of all Obligations hereunder, the expiration or termination of all Letters of Credit and the performance of all other Obligations of the Borrower under the Loan Documents, each of the Loan Parties agrees that, unless the Required Lenders, shall otherwise consent in writing:
          A. Informational Covenants:

          Section 7.01 Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:
     (a) As soon as available and in any event within 60 days after the end of each of the first three Quarters of each fiscal year of the Borrower: (A) consolidated statements of operations of the Borrower and its consolidated Subsidiaries, taken together, and, for any Restricted Group Reporting Period, of the Borrower and the Restricted Subsidiaries, taken together, for such Quarter and for the period from the beginning of such fiscal year to the end of such Quarter and (B) the related consolidated balance sheets and consolidated cash flow statements of the Borrower and its consolidated Subsidiaries, taken together, and, for any Restricted Group Reporting Period, of the Borrower and the Restricted Subsidiaries, taken together, as of the end of such Quarter (which financial statements (other than statements of cash flows), beginning with the financial statements for the Quarter ended March 31, 2012, shall set forth in comparative form the corresponding figures as of the end of and for the corresponding Quarter in the preceding fiscal year) all in reasonable detail and accompanied by a certificate in the form of Exhibit D-1 hereto of a senior financial executive of the Borrower certifying such financial statements as fairly presenting the financial condition and results of operations of the respective entities covered thereby in accordance with GAAP, excluding accompanying footnotes to the consolidated financial statements and subject, however, to year-end and audit adjustments, which certificate shall include a statement that the senior financial executive signing the same has no knowledge, except as specifically stated, that any Default has occurred and is continuing.
     (b) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower: (A) consolidated statements of operations of the Borrower and its consolidated Subsidiaries, taken together, and, for any Restricted Group Reporting Period, of the Borrower and the Restricted Subsidiaries, taken together, for such fiscal year; provided that for the fiscal year ending December 31, 2010, the Borrower shall deliver such consolidated statements of operations within 150 days after the end of such fiscal year, and (B) the related consolidated balance sheets and cash flow statements of the Borrower and its consolidated Subsidiaries, taken together, and, for any Restricted Group Reporting Period, of the Borrower and the Restricted Subsidiaries, taken together, as of the end of such fiscal year (which financial statements (other than cash flow statements), beginning with the financial statements for the year ended December 31, 2012, shall set forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year), all in reasonable detail and prepared in accordance with GAAP and accompanied by (x) an opinion of a Registered Public Accounting Firm of nationally recognized standing selected by the Borrower and reasonably acceptable to the Required Lenders as to said consolidated financial statements of the Borrower and its consolidated Subsidiaries and a certificate of such accountants stating that, in making the examination necessary for said opinion, they obtained no knowledge, except as specifically stated, of any failure by the Borrower or any Restricted Subsidiaries to perform or observe any of its covenants relating to financial matters in this Agreement, and (y) a certificate in the form of Exhibit D-2 hereto of a senior financial executive of the Borrower stating that such financial statements are correct and complete and fairly present the financial condition and results of operations of the respective entities covered thereby as of the end of and for such fiscal year and that the executive signing the same has no knowledge, except as specifically stated, that any Default has occurred and is continuing.
     (c) Promptly after their becoming available, to the extent not provided pursuant to Section 7.01(a) or 7.01(b), copies of all financial statements and reports which the Borrower or any Restricted Subsidiary shall have sent to the holders of the Senior Notes, any Permitted Debt and any Indebtedness specified in Schedule 7.17, to the extent such statements and reports contain information relating to the designation of the Borrower’s Subsidiaries as “restricted subsidiaries” under the Debt Instruments governing any such Indebtedness, and to the calculation of financial ratios thereunder and copies of all regular and periodic reports, if any, which the Borrower or any Restricted Subsidiary shall have filed with the SEC or with any national securities exchange.
     (d) Beginning with the financial statements for the Quarter ended March 31, 2011, concurrently with the delivery of the financial statements referred to in Section 7.01(a) and (b), a Compliance Certificate, duly completed signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower.
     (e) Promptly, notice of the termination, cancellation, nonrenewal or other loss of any Franchise for a cable television system or systems that has had or is likely to have, either alone or in conjunction with all other such losses, a Materially Adverse Effect.
     (f) As soon as possible and in any event within ten days after any senior executive of the Borrower or any Restricted Subsidiary or of any general partner of any Restricted Subsidiary shall have obtained knowledge of the occurrence of a Default, a statement describing such Default and the action which is proposed to be taken with respect thereto.
     (g) From time to time, with reasonable promptness, such further information regarding the business, affairs and financial condition of the Loan Parties and their Restricted Subsidiaries as the Administrative Agent or any Lender, through the Administrative Agent, may reasonably request;
     (h) Concurrently with the delivery of the financial statements referred to in Section 7.01(a) and (b), a list of any new, or redesignation with respect to, Restricted Subsidiaries and Unrestricted Subsidiaries; and
     (i) as soon as available, but in any event within the time period in which the Borrower must deliver its annual audited financials under Section 7.01(a), a report supplementing Schedule 6.06, identifying all Material Real Property acquired or disposed of by any Loan Party during such fiscal year.
          Documents required to be delivered pursuant to Section 7.01(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s or Cablevision’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.01(d) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          B. Affirmative Covenants:
          Section 7.02 Taxes and Claims. Each of the Borrower and the Restricted Subsidiaries will pay and discharge all material Taxes imposed upon it or upon its income or profits, or upon any properties or assets belonging to it, and all material fees or other charges for Franchises and all other lawful claims which, if unpaid, could be reasonably expected to become a Lien (other than Permitted Liens) upon the property of the Borrower or any of the Restricted Subsidiaries or result in the loss of a Franchise, provided that none of the Borrower and the Restricted Subsidiaries shall be required to pay any such Tax, fee or other claim as to which the Borrower and the Restricted Subsidiaries have a good faith basis to believe is not due and owing and, to the extent then appropriate, the payment thereof is being contested in good faith and by proper proceedings, provided that it maintains adequate reserves in accordance with GAAP with respect thereto.
          Section 7.03 Insurance. Each of the Borrower and the Restricted Subsidiaries will maintain insurance issued by financially sound and reputable insurance companies with respect to its properties and business in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower or such Restricted Subsidiary operates. The Borrower will furnish to any Lender, upon the request of such Lender from time to time, full information as to the insurance maintained in accordance with this Section 7.03.
          Section 7.04 Maintenance of Existence; Conduct of Business. Each of the Loan Parties will, and will cause its Restricted Subsidiaries to, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, and all of its rights, privileges, licenses and franchises (including Franchises), except (i) where a failure to do so, singly or in the aggregate, is not likely to have a Materially Adverse Effect or (ii) pursuant to a Permitted Restricted Subsidiary Transaction.

          Section 7.05 Maintenance of and Access to Properties. Each of the Borrower and the Restricted Subsidiaries will maintain, preserve and protect its properties and assets necessary in its business in good working order and condition, ordinary wear and tear excepted and except where a failure to do so, singly or in the aggregate, is not likely to have a Materially Adverse Effect, and will permit representatives of the Administrative Agent (and solely during the occurrence and continuance of an Event of Default, the respective Revolving Credit Lenders and Term B Lenders) to visit and inspect such properties, and to examine and make extracts from its books and records, during normal business hours.
          Section 7.06 Compliance with Applicable Laws. Each of the Loan Parties will, and will cause its Restricted Subsidiaries to, comply with the requirements of all applicable Laws (including but not limited to Environmental Laws) and all orders, writs, injunctions and decrees of any Governmental Authority a breach of which is likely to have, singly or in the aggregate, a Materially Adverse Effect, except where contested in good faith and by proper proceedings if it maintains adequate reserves in accordance with GAAP with respect thereto.
          Section 7.07 Litigation. Each of the Loan Parties will promptly give to the Administrative Agent notice in writing (and the Administrative Agent will notify each Lender) of all actions, suits, proceedings, claims or disputes before any courts, arbitrators or Governmental Authority against it or, to its knowledge, otherwise affecting it or any of its respective properties or assets, except actions, suits, proceedings, claims or disputes which are not reasonably likely to, singly or in the aggregate, have a Materially Adverse Effect. Following the initial notice of each such action, suit, proceeding, claim or dispute, supplementary notices of all material developments in respect thereof shall be given from time to time in like manner. The parties hereby acknowledge that the prompt notice to the Administrative Agent and each Lender required by this Section 7.07 shall be satisfied by public reporting of such actions, suits, proceedings, claims or disputes by the Borrower, Cablevision or CSC Holdings, LLC with the SEC in a filing made pursuant to Securities Laws.
          Section 7.08 Subsidiaries. (a) Any New Subsidiary acquired or formed by the Borrower shall be deemed an Unrestricted Subsidiary unless the provisions of Section 7.20 would not permit the Investment in such Unrestricted Subsidiary at the time of its acquisition or formation.
          (b) The Borrower may designate, so long as no Default shall have occurred and be continuing both before and after giving effect to such designation, any New Subsidiary, including a New Subsidiary deemed to be an Unrestricted Subsidiary pursuant to clause (a), above as a Restricted Subsidiary by giving a notice captioned “Designation of Restricted Subsidiary” to the Administrative Agent promptly upon the acquisition or formation of such New Subsidiary, such notice to specify whether such New Subsidiary has been designated as a “restricted subsidiary” for purposes of any Debt Instruments governing Permitted Debt or any Indebtedness specified in Schedule 7.17. Promptly upon such designation, the Borrower will cause such New Restricted Subsidiary to undertake all of the obligations of (i) a “Restricted Subsidiary” under this Agreement, and (ii) in the event that the New Restricted Subsidiary is a wholly-owned Domestic Subsidiary, (x) a “Guarantor” under this Agreement, (y) a “Grantor” under the Security Agreement, and (z) if applicable, a “Pledgor” under the Pledge Agreement. Each such New Restricted Subsidiary shall thereafter be a “Restricted Subsidiary” and, in the event that the New Restricted Subsidiary is a wholly-owned Domestic Subsidiary, a “Guarantor” for all purposes of this Agreement, a “Grantor” for all purposes of the Security Agreement and (if applicable) a “Pledgor” for all purposes of the Pledge Agreement. Notwithstanding the foregoing, the Borrower may cause, at its election, in order to meet the conditions applicable to an Exchange or a Permitted Acquisition hereunder, a New Restricted Subsidiary that is not a wholly-owned Domestic Subsidiary to undertake all of the obligations of (I) a “Guarantor” under this Agreement, (II) a “Grantor” under the Security Agreement, and (III) if applicable, a “Pledgor” under the Pledge Agreement. Each such New Restricted Subsidiary so designated shall thereafter be a “Guarantor” for all purposes of this Agreement, a “Grantor” for all purposes of the Security Agreement and (if applicable) a “Pledgor” for all purposes of the Pledge Agreement.
          (c) (i) The Borrower may redesignate, so long as no Default shall have occurred and be continuing both before and after giving effect to such redesignation, any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by giving a notice to the Administrative Agent captioned “Redesignation of Restricted Subsidiary” or “Redesignation of Unrestricted Subsidiary”, as the case may be. In the case of any redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, promptly upon such redesignation, the Borrower will cause such New Restricted Subsidiary to undertake all of the obligations of (A) a “Restricted Subsidiary” under this Agreement and (B) in the event that the New Restricted Subsidiary is a Domestic Subsidiary, (x) a “Guarantor” under this Agreement, (y) a “Grantor” under the Security Agreement and (z) if applicable, a “Pledgor” under the Pledge Agreement. Each such New Restricted Subsidiary shall thereafter be a “Restricted Subsidiary” and, in the event that the New Restricted Subsidiary is a Domestic Subsidiary, a “Guarantor” for all purposes of this Agreement, a “Grantor” for all purposes of the Security Agreement and (if applicable) a “Pledgor” for all purposes of the Pledge Agreement.
          Section 7.09 Books and Records. (a) Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and material matters involving the assets and business of the Borrower or the Guarantors, as the case may be; and (b) except to the extent failure to do so would not reasonably be expected to have a Materially Adverse Effect, maintain such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or the Guarantors, as the case may be.
          Section 7.10 Franchises. The Borrower and the Restricted Subsidiaries will comply with all of their obligations under their respective Franchises, except for failures to comply which, singly or in the aggregate, are not likely to have a Materially Adverse Effect.
          Section 7.11 Use of Proceeds. Use the proceeds of the Credit Extensions to (i) finance in part the Acquisition, (ii) refinance certain indebtedness of the Company and its subsidiaries, (iii) pay fees and expenses incurred in connection with the Transaction and (iv) provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Law or of any Loan Document and not directly or indirectly, whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose.
          Section 7.12 Covenant to Guarantee Obligations and Give Security. Upon (x) the formation or acquisition of (1) any new direct or indirect wholly-owned Subsidiary (other than an Unrestricted Subsidiary, a CFC or a Subsidiary that is held directly or indirectly by a CFC) by any Loan Party or (2) any new direct or indirect non wholly-owned Subsidiary acquired in connection with a Permitted Acquisition or Exchange (other than a CFC or a Subsidiary that is held directly or indirectly by a CFC), or (y) the acquisition of any property by any Loan Party if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:
     (a) within 30 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, cause such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a Subsidiary Guaranty Supplement,
     (b) within 30 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal property of such Subsidiary or such newly-acquired property, in detail reasonably satisfactory to the Administrative Agent,
     (c) within 45 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, cause such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent supplemental Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (or in substantially the form attached to the Security Agreement, if applicable) (including delivery of all certificates representing Pledged Equity Interests in and of such Subsidiary, and other instruments of the type specified in Section 5.01(a)(iii)),
     (d) within 60 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, cause such Subsidiary (if it has not already done so) to take any actions required under the Security Agreement (including the recording of mortgages with respect to any Material Real Property so acquired, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be reasonably requested by the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties subject to the supplemental Collateral Documents delivered pursuant to this Section 7.12; provided that, for the avoidance of doubt, in the case of an entity that is a first-tier CFC, such pledge shall be limited to 66% of the capital stock of such CFC, and
     (e) within 60 days after such formation or acquisition in the case of any Material Real Property, deliver, (i) upon the request of the Administrative Agent in its reasonable discretion, to the Administrative Agent with respect to each parcel of Material Real Property owned by each Loan Party or newly acquired or newly formed Subsidiary, the Mortgages, title reports and surveys, each in scope, form and substance reasonably satisfactory to the Administrative Agent, (ii) to the extent received by the Borrower, to the Administrative Agent with respect to each parcel of Material Real Property owned by each Loan Party or newly acquired or newly formed Subsidiary, engineering, soils and other reports, and environmental assessment reports and (iii) to the Administrative Agent, all other items set forth on Schedule 7.13, each in scope, form and substance reasonably satisfactory to the Administrative Agent.
          Section 7.13 Further Assurances. (a) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, each Loan Party shall (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so, and (b)(i) cause the items set forth in clauses (a) through (f) on Schedule 7.13, to be delivered to the Administrative Agent, within 75 days after the Closing Date, as such time period may be extended in the Administrative Agent’s reasonable discretion (“Mortgage Effective Date”) and (ii) cause the items set forth in clauses (g) on Schedule 7.13, to be delivered to the Administrative Agent, within 90 days after the Closing Date, as such time period may be extended in the Administrative Agent’s reasonable discretion.
          Section 7.14 Interest Rate Hedging. The Borrower shall maintain interest rate Swap Contracts in such amounts and on such terms as it from time to time determines are necessary and appropriate to enable it to continue to comply with its covenants and obligations hereunder.
          Section 7.15 Designation as Senior Debt. The Loan Parties shall designate all Obligations as the sole “Designated Senior Indebtedness” (or an equivalent term) under, and defined in, any Subordinated Debt Documents.
          Section 7.16 Maintenance of Ratings. In the case of the Borrower, at all times use commercially reasonable efforts to maintain public ratings issued by Moody’s and S&P with respect to itself as an entity, and with respect to the Loans made hereunder.
          C. Negative Covenants:

          Section 7.17 Indebtedness. None of the Loan Parties will, or will permit any of its Restricted Subsidiaries to, create, incur or suffer to exist any Indebtedness except:
          (a) Indebtedness hereunder;
          (b) Indebtedness in respect of the Senior Notes, any Permitted Debt and any Permitted Refinancing Indebtedness in respect thereof;
          (c) (i) obligations under or in respect of interest rate Swap Contracts up to an aggregate notional principal amount not to exceed at any time an amount equal to the Commitments of all the Lenders in the aggregate at such time and (ii) obligations owing under other Swap Contracts entered into in order to manage existing or anticipated exchange rate or commodity price risks and not for speculative purposes;
          (d) Guarantees and letters of credit not prohibited by Section 7.18 hereof;
          (e) Indebtedness of any Loan Party owed to any other Loan Party;
          (f) Indebtedness issued and outstanding on the Closing Date to the extent set forth on Schedule 7.17 hereto and any Permitted Refinancing Indebtedness related thereto;
          (g) Indebtedness incurred by the Borrower or any Subsidiary Guarantor as consideration for Permitted Acquisitions, so long as (i) such indebtedness is unsecured; (ii) the Borrower would be in compliance, on a pro forma basis after giving effect to the consummation of such acquisition and the incurrence or assumption of such indebtedness in connection therewith, with the financial maintenance covenants set forth in Sections 7.31 and 7.32 recomputed as of the last day of the most recently ended Quarter for which financial statements were delivered pursuant to Section 7.01 (such pro forma basis to include, in the Borrower’s discretion, a reasonable estimate of savings from such acquisition (A) that have been realized, (B) for which the steps necessary for realization have been taken, or (C) for which the steps necessary for realization are reasonably expected to be taken within 12 months of the date of such acquisition, in each case, certified by the Borrower); provided that the Cash Flow Ratio for purposes of determining such pro forma compliance, shall be the lesser of (x) 7.50:1.00 and (y) the level that is 0.25:1.00 more restrictive than the level otherwise applicable for the relevant test period, (iii) the Borrower would be in compliance, on a pro forma basis after giving effect to the consummation of such acquisition and the incurrence or assumption of such indebtedness in connection therewith, with a ratio of Consolidated Total Secured Debt to Annual Operating Cash Flow not exceeding 4.25:1.00, (iv) before and after giving effect thereto, no default or Event of Default shall have occurred and be continuing, and (v) such Indebtedness has a maturity date no earlier than the date that is six months after the Maturity Date with respect to the Term Facility and has no mandatory redemptions prior to the Maturity Date with respect to the Term Facility (other than customary asset sale and change of control offers that are subject to prior payment and termination of the Facilities);
          (h) Capital Lease Obligations and purchase money obligations for fixed or capital assets in an aggregate amount outstanding at any one time not to exceed $35,000,000;

          (i) Indebtedness in connection with issuance of one or more standby letters of credit or performance bonds securing obligations of the type set forth in clauses (a) and (b) of the definition of “Permitted Liens”;
          (j) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations of the Borrower or any of its Restricted Subsidiaries contained in supply arrangements, in each case, in the ordinary course of business;
          (k) cash management obligations and Indebtedness incurred in respect of netting services, overdraft protection and similar arrangements;
          (l) Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or property was acquired from such Person, in each case pursuant to a Permitted Acquisition, to the extent such Indebtedness was not incurred in connection with or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of such property, not to exceed in an aggregate principal amount at any time outstanding $10,000,000 and any Permitted Refinancing Indebtedness related thereto (it being understood that any accrued but unpaid interest and the amount of all expenses and premiums incurred in connection therewith added to any principal amount shall not constitute an increment in principal for purposes of this paragraph);
          (m) any earnout obligation that comprises a portion of the consideration for a Permitted Acquisition;
          (n) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred by the Borrower or any Restricted Subsidiary in connection with the Transactions and any Permitted Acquisition;
          (o) Monetization Indebtedness; and
          (p) other Indebtedness of the Borrower or any Restricted Subsidiary to the extent not otherwise permitted by clauses (a) through (o) of this Section 7.17, so long as the aggregate principal amount of all such Indebtedness outstanding at any one time pursuant to this clause (p) shall not exceed $25,000,000.
          Section 7.18 Contingent Liabilities. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly (including, without limitation, by means of causing a bank to open a letter of credit), guarantee, endorse, contingently agree to purchase or to furnish funds for the payment or maintenance of, or otherwise be or become contingently liable upon or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or guarantee the payment of dividends or other distributions upon the stock or other ownership interests of any Person, or agree to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of its obligations or to assure a creditor against loss (all such transactions being herein called “Guarantees”), except:
          (a) the Guarantees in Article IV hereof;

          (b) endorsements of negotiable instruments for deposit or collection in the ordinary course of business;
          (c) the Guarantees described in Schedule 7.18;
          (d) Guarantees by the Borrower or one or more of the Restricted Subsidiaries of Indebtedness of, and other obligations (incurred in the ordinary course of business) of, another Restricted Subsidiary, but only if such Indebtedness or obligations are permitted by this Agreement; provided that Guaranties by Loan Parties of obligations of Restricted Subsidiaries that are not Loan Parties shall be permitted only to the extent that such Guarantee would be permitted as an Investment under Section 7.20;
          (e) other Guarantees, including, but not limited to, without duplication, surety bonds, by the Borrower and its Restricted Subsidiaries; provided that the outstanding aggregate amount of the obligations guaranteed does not exceed $35,000,000 at any time;
          (f) Capital Lease Obligations to the extent they constitute Guarantees by reason of having been assigned by the lessor to a lender to such lessor (provided that the obligors in respect of such Capital Lease Obligations do not increase their liability by reason of such assignment);
          (g) unsecured Guarantees by Loan Parties of the Borrower’s obligations in respect of Indebtedness issued and outstanding under the Senior Notes Documents on the Closing Date, and any Permitted Refinancing Indebtedness in respect thereof;
          (h) Letters of Credit;
          (i) Guarantees which would constitute Investments that are not prohibited by Section 7.20;
          (j) any Guarantee by the Borrower or a Subsidiary Guarantor of the obligations of any Unrestricted Subsidiary so long as (A) recourse to the Borrower or such Subsidiary Guarantor thereunder is limited solely to shares of capital stock of such Unrestricted Subsidiary or its Subsidiaries and to no other assets of the Borrower or the Restricted Subsidiaries and (B) neither the Borrower nor any Restricted Subsidiary agrees, in connection therewith, to any limitation on the amount of Indebtedness which may be incurred by them, to the granting of any Liens on assets of the Borrower or any of the Restricted Subsidiaries (other than shares of stock of such Unrestricted Subsidiary or its Subsidiaries), to any acquisition or disposition of any assets of the Borrower or the Restricted Subsidiaries (other than shares of capital stock of such Unrestricted Subsidiary or its Subsidiaries) or to any modification or supplement of this Agreement or any agreement entered into by the Borrower or any of the Restricted Subsidiaries refinancing any substantial portion of the Indebtedness outstanding under this Agreement;
          (k) any Guarantee by the Borrower or a Subsidiary Guarantor of the obligations or Indebtedness of any Unrestricted Subsidiary or joint venture; provided that the aggregate amount of all such Guarantees, when combined with the aggregate amount of

Investments in Unrestricted Subsidiaries and joint ventures made pursuant to Section 7.20(l), does not exceed $50,000,000 at any time outstanding;
          (l) Obligations under contracts providing for the acquisition of or provision of goods or services (including Leases or licenses of property) incurred in the ordinary course of business for which the Borrower or any of its Restricted Subsidiaries may be jointly and severally liable with other Subsidiaries of Cablevision as to which costs are allocated (as among the Borrower and its Subsidiaries and the other Subsidiaries of Cablevision) based on cost, usage or other reasonable method of allocation; provided that the undertaking of such liabilities are not intended as a guaranty or other credit support of such obligations;
          (m) any Guarantee by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or any Restricted Subsidiary which Indebtedness is permitted to be incurred under Section 7.17;
          (n) any Guarantee by the Borrower or a Restricted Subsidiary of any obligation to the extent such obligation can be entirely satisfied (at the option of the Borrower or such Restricted Subsidiary) by the delivery of Parent Company Stock, if the Borrower agrees in a notice to the Administrative Agent that such obligation shall be satisfied solely by the delivery of such Parent Company Stock; and
          (o) Guarantees incurred in connection with a Monetization Transaction.
          Section 7.19 Liens. Neither the Borrower nor any Restricted Subsidiary will create or suffer to exist, any mortgage, pledge, security interest, conditional sale or other title retention agreement, lien, charge or encumbrance upon any of its assets, now owned or hereafter acquired, securing any Indebtedness or other obligation (all such security being herein called “Liens”), except:
          (a) Liens on property securing Indebtedness owed to the Borrower or any Restricted Subsidiary;
          (b) Liens securing Indebtedness permitted under Section 7.17(h) or (l) to the extent such Liens attach solely to the property acquired with or subject to such Indebtedness;
          (c) Liens securing all of the obligations of the Borrower and the Restricted Subsidiaries hereunder and under the other Loan Documents, including Liens in favor of a Hedge Bank or a Non-Interest Rate Hedge Bank, as the case may be, in connection with a Secured Hedge Agreement or a Non-Interest Rate Secured Hedge Agreement, as the case may be;
          (d) Permitted Liens and Permitted Encumbrances (as defined in the Mortgage);
          (e) other Liens on property or assets in effect on the Closing Date to the extent set forth on Schedule 7.19;

          (f) Liens on Equity Interests in any Unrestricted Subsidiary or joint venture of the Borrower or any Restricted Subsidiary;
          (g) Liens (i)(A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.20 to be applied against the purchase price for such Investment or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 7.22, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) on cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any transaction that constitutes or will constitute a Permitted Acquisition; and
          (h) Liens securing Monetization Indebtedness;
          In addition, neither the Borrower nor any Restricted Subsidiary will enter into or permit to exist any undertaking by it or affecting any of its properties whereby the Borrower or such Restricted Subsidiary shall agree with any Person (other than the Lenders or the Administrative Agent) not to create or suffer to exist any Liens in favor of any other Person, provided that the foregoing restriction shall not apply to any such undertaking contained in any indenture or other agreement (i) governing any Indebtedness outstanding at the date hereof and identified on Schedule 7.17 hereto, (ii) governing any Indebtedness in respect of the Senior Notes, the Permitted Debt (to the extent that such undertaking in any Permitted Debt is no more restrictive than the corresponding terms of the Senior Notes) and any renewals, extensions or refundings thereof, (iii) governing specific property to be sold pursuant to an executed agreement with respect to an asset sale permitted hereunder, or (iv) constituting a customary restriction on assignment, subletting, or other transfer contained in Leases, licenses, franchises and other similar agreements entered into in the ordinary course of business or otherwise creating a Permitted Lien (provided that any restriction referred to in clauses (iii) or (iv) is limited to the property or asset subject to such sale, Lease, license, franchise or other similar agreement or Permitted Lien, as the case may be).
          Section 7.20 Investments. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, (A) make or permit to remain outstanding any advances, loans, accounts receivable (other than (x) accounts receivable arising in the ordinary course of business of the Borrower or such Restricted Subsidiary and (y) accounts receivable owing to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary for management or other services or other overhead or shared expenses allocated in the ordinary course of business provided by the Borrower or any Restricted Subsidiary to such Unrestricted Subsidiary) or other extensions of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or capital contributions to (by means of transfers of property to others, or payments for property or services for the account or use of others, or otherwise) any Person (other than any Loan Party), (B) purchase or own any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership, joint venture or any similar enterprise) of, any Person (other than a Loan Party), (C) purchase or acquire (in one transaction or a series of transactions) assets of another Person (other than any Loan Party) that constitute a business unit or all or a substantial part of the business of, such Person (all such transactions referred to in clauses (A), (B) and (C) being herein called “Investments”) or (D) consummate a transaction described under Section 7.21(f), except for:
          (a) Investments in cash, Cash Equivalents and marketable securities;
          (b) Investments set forth on Schedule 7.20 and any modification, replacement, renewal or extension thereof; provided, that the amount of the Investment outstanding on the Closing Date is not increased except pursuant to the terms of such Investment or as otherwise permitted by this Section 7.20;
          (c) receivables owing to the Borrower or any of its Restricted Subsidiaries, including receivables from and advances to suppliers, if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
          (d) loans and advances to officers, directors, employees, consultants and members of management (including for travel, entertainment, relocation and analogous business expenses) in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Laws;
          (e) Investments (including debt obligations) (i) received in connection with the bankruptcy and reorganization of suppliers and customers in settlement of delinquent obligations of, and (ii) received in connection with the settlement of other disputes with customers and suppliers;
          (f) to the extent that they constitute Investments, (i) Indebtedness not prohibited by Section 7.17; (ii) Guarantees not prohibited by Section 7.18 other than clause (i) thereof, (iii) Liens not prohibited by Section 7.19, or (iv) Restricted Payments not prohibited by Section 7.23;
          (g) Permitted Acquisitions;
          (h) Investments consisting of extensions of credit or endorsements for collection or deposit in the ordinary course of business;
          (i) Investments consisting of notes, other similar instruments or non-cash consideration received in connection with any disposition not prohibited by Section 7.22;
          (j) Investments to the extent financed with Parent Company Stock;
          (k) Investments in Swap Contracts entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
          (l) Investments in one or more Unrestricted Subsidiaries or joint ventures; provided that the aggregate amount of all such Investments, when combined with the aggregate amount of Guarantees permitted pursuant to Section 7.18(k), does not exceed $50,000,000 at any one time outstanding;

          (m) advances of payroll payments to employees in the ordinary course of business;
          (n) guarantees provided to franchise authorities to guarantee obligations under Franchises;
          (o) Investments of the Borrower and its Restricted Subsidiaries consisting of settlements of overdue debts or accounts with customers and suppliers in bankruptcy in the ordinary course of business;
          (p) Guarantees of Leases of the Borrower and its Restricted Subsidiaries entered into in the ordinary course of business; and
          (q) other investments of the Borrower or any Restricted Subsidiary, to the extent not otherwise permitted by clauses (a) through (p) of this Section 7.20; provided that such investments made pursuant to this clause shall not exceed an aggregate amount of $50,000,000 at any one time outstanding.
          Section 7.21 Fundamental Changes. None of any Loan Party or any of its Restricted Subsidiaries will merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:
          (a) any Restricted Subsidiary may merge, dissolve, liquidate or consolidate with or into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the continuing or surviving Person;
          (b) any Loan Party (other than the Borrower) may Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired, upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;
          (c) any Restricted Subsidiary that is not a Loan Party may Dispose of (whether in one transaction or in a series of transactions) all or substantially all its assets (whether now owned or hereafter acquired, upon voluntary liquidation or otherwise) to (i) another Restricted Subsidiary that is not a Loan Party or (ii) to a Loan Party;
          (d) the Borrower and its Subsidiaries may consummate the Transaction;
          (e) any Restricted Subsidiary may merge, dissolve, liquidate or consolidate with or into another Person (subject to clause (a)) or be subject to a transaction resulting in the Disposition of (whether in one transaction or in a series of transactions) all or substantially all of its assets (so long such Disposition is not a Disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole) (whether now owned or hereafter acquired, upon voluntary liquidation or otherwise) to or in favor of any Person in a transaction permitted under Section 7.22;
          (f) any Loan Party or any of its Restricted Subsidiaries may merge, dissolve, liquidate or consolidate with or into any other Person or permit any other Person to merge, dissolve, liquidate or consolidate with or into it; provided that (i) in the case of a merger, dissolution, liquidation or consolidation to which a wholly owned Subsidiary of the Borrower is a party, the Person surviving such merger, dissolution, liquidation or consolidation shall be a wholly owned Subsidiary of the Borrower and (ii) in the case of any merger, dissolution, liquidation or consolidation to which any Loan Party is a party, a Loan Party is the surviving Person.
          Section 7.22 Dispositions. None of any Loan Party nor any of its Restricted Subsidiaries will make any Disposition or enter into any agreement to make any Disposition, except:
          (a) Dispositions of obsolete, worn out, damaged, surplus or otherwise no longer used or useful machinery, parts, equipment or other assets no longer used or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
          (b) Dispositions of cash, Cash Equivalents, inventory, materials and other current assets in the ordinary course of business (including the sale, transfer or other disposition of overdue or disputed accounts receivable, in connection with the compromise or collection thereof) and the conversion of cash into Cash Equivalents and Cash Equivalents into cash;
          (c) Dispositions of property subject to Events of Loss;
          (d) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Restricted Subsidiary; provided that any Subsidiary Guarantor shall only issue or sell its Equity Interests to the Borrower or another Subsidiary Guarantor;
          (e) Dispositions by the Borrower to any Subsidiary or any Subsidiary to the Borrower or to the Borrower or another Subsidiary of the Borrower; provided that if the transferor is a Restricted Subsidiary, the transferee thereof must either be the Borrower or a Restricted Subsidiary; provided, further that if the transferor is the Borrower or a Guarantor, the transferee must be either the Borrower or a Guarantor;
          (f) Dispositions that are Investments not prohibited by Section 7.20 or Dispositions that are permitted by Section 7.21 (other than clause (e) thereof);
          (g) Dispositions of property or assets from a Loan Party to a Subsidiary that is not a Loan Party or to a joint venture of a Loan Party; provided, that as of the date of such Disposition the aggregate fair market value of property and assets subject to such Dispositions (determined at the time of such Dispositions) pursuant to this clause (g) during the term of this Agreement does not exceed $35,000,000;

          (h) Dispositions or Exchanges by the Borrower and its Restricted Subsidiaries to the extent that the Net Cash Proceeds of any such Disposition or Exchange are applied to prepay the Term Loans pursuant to (and to the extent required by) Section 2.04;
          (i) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements or similar binding arrangements (i) in substantially the form as such arrangements are in effect on the Closing Date and (ii) to the extent that the Net Cash Proceeds of any such Disposition are applied to prepay the Term Loans pursuant to (and to the extent required by) Section 2.04(b)(ii);
          (j) Dispositions of Unrestricted Subsidiaries;
          (k) Leases, subleases, licenses or sublicenses of assets or properties in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;
          (l) Dispositions of Intellectual Property which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries, and the licensing or sublicensing of Intellectual Property rights and other transfers of Intellectual Property and copyrighted material in the ordinary course of business or that are otherwise not material to the conduct of the business of the Borrower and its Restricted Subsidiaries;
          (m) Dispositions of assets or properties to the extent that such assets or properties are exchanged for credit against the purchase price of similar replacement assets or properties or the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement assets or properties, in each case, in the ordinary course of business;
          (n) termination of Swap Contracts;
          (o) the settlement of tort or other litigation claims, provided that if any such settled claim shall have a value in excess of $5,000,000, the board of directors or similar governing body of the Borrower determines it to be fair and reasonable in light of the circumstances; and
          (p) any Disposition that involves property or assets having a fair market value of less than $10.0 million;
provided that (A) with respect to clause (h) above, any such Disposition or Exchange shall be for fair market value and, with respect to any Disposition (but not any Exchange), at least 75% of the consideration received therefor by the Loan Parties or any such Restricted Subsidiary shall be in the form of cash or Cash Equivalents (including by way of any Monetization Transaction) and (B) after giving effect to any such Disposition or Exchange pursuant to clause (h), (1) the Loan Parties shall be in compliance on a pro forma basis with the financial maintenance covenants set forth in Sections 7.31 and 7.32 hereof, recalculated for the most recently ended fiscal quarter for which information has been delivered pursuant to Section 7.01 and (2) no Event of Default shall exist or shall result therefrom.

          Section 7.23 Restricted Payments. Neither Holdings, the Borrower nor any Restricted Subsidiary will, directly or indirectly, declare or make any Restricted Payment (other than any Restricted Payment payable (and paid) in Parent Company Stock), or incur any obligation (contingent or otherwise) to do so, except:
          (a) Holdings, the Borrower and its Restricted Subsidiaries may make dividends and other distributions payable solely in the same class of Equity Interests of such Person;
          (b) any Subsidiary of the Borrower may make distributions to the Borrower or any Subsidiary Guarantor;
          (c) so long as no Default or Event of Default then exists or would be caused thereby and (A) the Borrower and Holdings are Flow Through Entities, the Borrower and Holdings may make distributions in an amount required by the direct or indirect holders of Equity Interests in the Borrower and Holdings to pay federal, state, local and foreign income taxes with respect to their allocable shares of the taxable income of the Borrower and Holdings as a result of their direct or indirect ownership of the Borrower and Holdings; or (B) the Borrower and Holdings are members of an affiliated group filing a consolidated federal or combined state, local or foreign income tax return, the Borrower and Holdings, as applicable, may pay or distribute amounts required to pay the federal, state, local or foreign income taxes of the common parent of such affiliated group that are attributable to the income of the Borrower and Holdings;
          (d) repurchases of Equity Interests in a cashless transaction deemed to occur upon exercise or vesting of restricted stock, stock options or warrants;
          (e) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Holdings may make Restricted Payments with the proceeds received from the issuance of its Equity Interests (other than the issuance of Equity Interests to a Loan Party or any Subsidiary thereof and other than a Specified Equity Contribution);
          (f) to the extent constituting Restricted Payments, Holdings, the Borrower and its Restricted Subsidiaries may enter into transactions permitted by Sections 7.21 and 7.22;
          (g) Holdings, the Borrower and any Restricted Subsidiary may make payments in respect of the following, including through a distribution by Borrower to Holdings, through a distribution by Holdings, or by a payment by Holdings, the Borrower or any Restricted Subsidiary: (A) operating expenses, other corporate overhead costs, capital expenditures and expenses incurred in maintaining Holdings’ existence, including, without limitation, in respect of directors’ fees and expenses, administrative, legal and accounting services, management fees of Holdings permitted hereunder and costs and expenses with respect to filings with the SEC, plus any reasonable and customary indemnification claims made by directors, officers, members of management, employees or consultant of Holdings attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries or (B) pay its franchise or similar taxes and other similar fees, taxes and expenses required to maintain its legal existence, (ii) to finance any Investment permitted to be made pursuant to Section 7.20; provided, that with respect to this clause (ii), (A) such Restricted Payment shall be made substantially concurrently with the consummation of such Investment and (B) Holdings shall, immediately following the consummation thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or one of its Restricted Subsidiaries which is a Guarantor or (2) the merger (to the extent permitted by Section 7.21) of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries, (iii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the proceeds of which shall be used by Holdings to pay reasonable and customary fees and expenses (other than to its Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement to the extent the full amount of proceeds of such equity or debt offering shall have been intended to be contributed to the Borrower or one of its Restricted Subsidiaries or (iv) the proceeds of which shall be used to make cash payments in lieu of issuing fractional shares or units in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings, the Borrower or its Restricted Subsidiaries; and
          (h) Holdings and the Borrower may make Restricted Payments (i) in an aggregate amount during the term of this Agreement not to exceed the sum of (1) $25,000,000 plus (2) without duplication to clause (f) of this Section 7.23, the net proceeds from any sale or issuance of Equity Interests by Holdings (the proceeds of which are contributed in cash to the Borrower) to any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries) after the Closing Date (other than the Equity Contribution or any Specified Equity Contribution) (with non-cash proceeds to be valued by the Borrower in good faith) plus (3) the difference between (i) Cumulative Operating Cash Flow minus (ii) 1.4 multiplied by Cumulative Total Interest Expense when the Cash Flow Ratio is greater than or equal to 3.00 to 1.00 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b) as though such Restricted Payment had been consummated as of the first day of the fiscal period following the fiscal period covered thereby) and (ii) in an unlimited amount at all times when the Cash Flow Ratio is less than 3.00 to 1.00 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b) as though such Restricted Payment had been consummated as of the first day of the fiscal period following the fiscal period covered thereby); provided that, in each case, on a pro forma basis after giving effect to any such Restricted Payment, the Borrower is in compliance with the financial maintenance covenants set forth in Sections 7.31 and 7.32 and no Default or Event of Default has occurred and is continuing.
          Section 7.24 Change in Nature of Business. None of any Loan Party nor any of its Restricted Subsidiaries will engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business substantially related or incidental thereto, other than reasonable extensions thereof.
          Section 7.25 Transactions with Affiliates. Other than as set forth on Schedule 7.25, neither any Loan Party nor any Restricted Subsidiary will effect any transaction with any Affiliate of the Borrower that is not a Restricted Subsidiary, having a value, or for consideration having a value, in excess of $20,000,000 unless the board of directors (or the person duly authorized to perform similar functions) of the Borrower or such Restricted

Subsidiary shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than would at the time be obtainable for a comparable transaction in arms-length dealing with an unrelated third party; provided, however, that this provision shall not apply to (i) overhead and other ordinary course allocations of costs and services on a reasonable basis, (ii) allocations of tax liabilities and other tax-related items among the Borrower and its Affiliates based principally upon the financial income, taxable income, credits and other amounts directly related to the respective parties, to the extent that the share of such liabilities and other items allocable to the Borrower and its Restricted Subsidiaries shall not exceed the amount that such Persons would have been responsible for as a direct taxpayer and (iii) any Investment permitted by Section 7.20 or any Restricted Payment permitted by Section 7.23.
          Section 7.26 Burdensome Agreements. No Loan Party nor any Restricted Subsidiary will enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Restricted Subsidiary or to otherwise transfer property to the Borrower or any Restricted Subsidiary or (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower; provided that the preceding restrictions will not apply to limitations (1) existing under, by reason of or with respect to Indebtedness existing on the date of this Agreement or any other agreements in effect on the date of this Agreement and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in Indebtedness or such other agreements, as the case may be, as in effect on the date of this Agreement; (2) set forth in the indenture for the Senior Notes, the Senior Notes, the Guarantees related thereto and other Permitted Debt; (3) existing under, by reason of or with respect to applicable law, rule, regulation or order; (4) with respect to any Person or the property or assets of a Person acquired by a Loan Party or any Restricted Subsidiary existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements, or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition; (5) in the case of clause (i) of the first sentence of this covenant (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of a Loan Party or any Restricted Subsidiary not otherwise prohibited by this Agreement, or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, materially detract from the value of property or assets of a Loan Party or any Restricted Subsidiary; (6) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Loan Party (other than the Borrower) or a Restricted Subsidiary that restrict distributions by that Loan Party or Restricted Subsidiary pending such sale or other disposition; (7) restrictions on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case, under contracts, leases or other agreements entered into in the ordinary course of business; and (8) existing under, by reason of or with respect to customary supermajority voting provisions and customary provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture, partnership, or limited liability company agreements.
          Section 7.27 Prepayments, Etc. of Indebtedness. None of any Loan Party nor any of its Restricted Subsidiaries will prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness (other than Indebtedness incurred pursuant to any clause of Section 7.17 other than clause (b)), except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.17 and Permitted Refinancing Indebtedness with respect thereto, (c) repayments or redemptions of Indebtedness incurred pursuant to Section 7.17(b) out of the proceeds of Permitted Refinancing Indebtedness, and (d) if the Cash Flow Ratio for the Quarter most recently ended (on a pro forma basis but before giving effect to such prepayment, redemption, purchase, defeasance or other payment) is less than or equal to 4.00:1.00, (i) prepayments, redemptions, purchases, defeasances and other payments in respect of any subordinated Indebtedness incurred under Section 7.17(g) or any other Indebtedness that is or is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents and Permitted Refinancing Indebtedness with respect thereto prior to their scheduled maturity, and (ii) prepayments, redemptions, purchases, defeasances and other payments in respect of the Senior Notes or Permitted Debt.
          Section 7.28 Amendments of Certain Documents. None of the Loan Parties nor any Restricted Subsidiaries will modify or supplement, or consent to any waiver of any of the provisions of, any Debt Instrument governing any Indebtedness specified in Schedule 7.17 except to the extent, after giving effect thereto, that such other Indebtedness could be incurred on such modified or supplemented terms by the Loan Party on the effective date of the modification, supplement or consent. In addition, none of the Loan Parties will enter into any amendment, or agree to or accept any waiver, of any of the provisions of (a)(i) the certificate of incorporation or organization, by-laws, limited liability company agreement, partnership agreement or any other governing document of any of the Loan Parties or (ii) the Merger Agreement or the Senior Notes Documents, in each case if doing so would materially adversely affect the rights of the Loan Parties, the Administrative Agent and the Lenders, or any of them, or (b) any other agreement between any of the Loan Parties, on the one hand, and any of its Affiliates, on the other hand, which would have a Materially Adverse Effect.
          Section 7.29 Accounting Changes. None of any Loan Party nor any of its Restricted Subsidiaries will make any change in (a) its accounting policies or reporting practices as in effect after consummation of the Merger unless after giving effect thereto such accounting policies or reporting practices are in accordance with GAAP, provided, however, that the Borrower may, subject to Section 1.03(b), elect to apply IFRS accounting principles in lieu of GAAP at any time as it may deem appropriate, or (b) fiscal year.

          Section 7.30 Activities of Holdings. Holdings shall not engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (e) providing guarantees to franchise authorities to guarantee obligations under Franchises and (f) activities incidental to the businesses or activities described in clauses (a) through (e) of this Section.
          D. Financial Covenants:
          Section 7.31 Operating Cash Flow to Total Interest Expense. The Borrower and the Restricted Subsidiaries will cause, for each Measurement Period, the ratio of Annual Operating Cash Flow to Total Interest Expense for such period of four Quarters ending with such Quarter to be at least the following respective amounts at all times during the following respective periods:

Period	Ratio
March 31, 2011	2.00:1.00
June 30, 2011	2.00:1.00
September 30, 2011	2.00:1.00
December 31, 2011	2.00:1.00
March 31, 2012	2.25:1.00
June 30, 2012	2.25:1.00
September 30, 2012	2.25:1.00
December 31, 2012	2.25:1.00
March 31, 2013	2.50:1.00
June 30, 2013	2.50:1.00
September 30, 2013	2.50:1.00
December 31, 2013	2.50:1.00
March 31, 2014 and thereafter	2.75:1.00
          Section 7.32 Cash Flow Ratio. The Borrower and the Guarantors will not permit the Cash Flow Ratio to exceed the following respective amounts at any time during the following Measurement Periods:

Period	Ratio
March 31, 2011	8.00:1.00
June 30, 2011	8.00:1.00
September 30, 2011	7.75:1.00
December 31, 2011	7.75:1.00
March 31, 2012	7.75:1.00
June 30, 2012	7.75:1.00
September 30, 2012	6.75:1.00
December 31, 2012	6.75:1.00
March 31, 2013	5.75:1.00

Period	Ratio
June 30, 2013	5.75:1.00
September 30, 2013	5.75:1.00
December 31, 2013	5.75:1.00
March 31, 2014 and thereafter	5.00:1.00
          Section 7.33 Minimum Liquidity. The Borrower shall maintain at all times Liquidity equal to at least $25,000,000.
          Section 7.34 Equity Cure. For purposes of determining compliance with the financial maintenance covenants set forth in Sections 7.31 and 7.32 above, any equity contribution (in the form of common equity or other equity having terms reasonably acceptable to the Administrative Agent) made to the Borrower after the last day of any Quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered pursuant to Section 7.01 for that Quarter will, at the request of the Borrower, be included in the calculation of Operating Cash Flow solely for the purposes of determining compliance with the financial maintenance covenants set forth in Sections 7.31 and 7.32 above for any periods including such Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Annual Operating Cash Flow with respect to any Quarter unless, after giving effect to such requested Specified Equity Contribution, there will be a period of at least two consecutive Quarters in the Relevant Four Fiscal Quarter Period (as defined below) in which no Specified Equity Contribution has been made, (b) there shall be no more than four Specified Equity Contributions made while any amounts are outstanding under the Facilities, (c) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be equal to (but no greater than) the amount of Annual Operating Cash Flow required to cause the Borrower to be in compliance with the financial maintenance covenants set forth in Sections 7.31 and 7.32 above minus the Annual Operating Cash Flow for such fiscal period (as calculated prior to any Specified Equity Contribution), and (d) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Loan Documents (including calculating Operating Cash Flow for purposes of determining basket levels, pricing and other items governed by reference to Operating Cash Flow, and for purposes of the restricted payments covenant). For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” means, with respect to any requested Specified Equity Contribution, the four Quarter period ending on (and including) the Quarter in which Operating Cash Flow will be increased as a result of such Specified Equity Contribution.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
          Section 8.01 Events of Default. Each of the following shall constitute an “Event of Default”:
     (a) Any representation or warranty in this Agreement or any other Loan Document or in any certificate, statement or other document furnished to the Lenders or the Administrative Agent pursuant hereto (including, without limitation, any amendment thereto), or any certification made or deemed to have been made by any Loan Party to any Lender or the Administrative Agent hereunder, shall prove to have been incorrect, or shall be breached, in any material respect when made or deemed made; provided that any representation made pursuant to Section 5.02 in respect of the absence of any Default shall not constitute an Event of Default if (i) at the time of such representation, such Default was not known to a Responsible Officer and (ii) prior to such Default, the absence of which is the subject of such representation, becoming an Event of Default, such Default has been cured or waived in accordance with this Agreement; or
     (b) (i) Default in the payment when due of any principal of any Revolving Credit Loan, Term Loan, Swingline Loan or any L/C Obligation, default in the deposit when due of funds as Cash Collateral in respect of Swingline Loans or L/C Obligations or (ii) default in the payment when due of interest on any Revolving Credit Loan, Term Loan or on any L/C Obligation, or any fee due hereunder or any other amount payable to any Revolving Credit Lender, Term Lender or the Administrative Agent hereunder, and the failure to pay such interest, fee or such other amount within two Business Days after the same becomes due; or
     (c) Default by any of the Loan Parties in the performance or observance of any of its agreements in Article VII hereof (other than Section 7.01, Section 7.02, Section 7.03, Section 7.05, Section 7.06, Section 7.07, Section 7.08, Section 7.09, Section 7.10, Section 7.11 Section 7.12, Section 7.13, Section 7.14, Section 7.16, Section 7.20, and Section 7.25 hereof but including Section 7.01(f) hereof); or
     (d) Default by any of the Loan Parties in the performance or observance of any of its other agreements herein (other than those specified in Section 8.01(c)) or in any other Loan Document, which shall remain unremedied for 30 days after notice thereof shall have been given to the Borrower by any Lender or the Administrative Agent (provided that such period shall be fifteen days and no such notice shall be required in the case of a default under Section 7.01(d) hereof); or
     (e) Any Indebtedness of any of the Loan Parties (including any Indebtedness hereunder) or any of the Restricted Subsidiaries in an aggregate principal amount of $25,000,000 or more, excluding (i) any Indebtedness owing solely to the Borrower or a Restricted Subsidiary and (ii) any Indebtedness for the deferred purchase price of property or services owed to the Person providing such property or services as to which the Borrower or such Restricted Subsidiary has a good faith basis to believe is not due and owing and, to the extent then appropriate, is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Borrower or such Restricted Subsidiary has established appropriate reserves (such Indebtedness under clauses (i) and (ii) above herein called “Excluded Indebtedness”), shall (i) become due before stated maturity by the acceleration of the maturity thereof by reason of default or (ii) become due by its terms and shall not be promptly paid or extended; or
     (f) Any default under any indenture, credit agreement or loan agreement or other agreement or instrument under which Indebtedness any of the Loan Parties or any of the Restricted Subsidiaries constituting indebtedness for borrowed money in an aggregate principal amount of $25,000,000 or more is outstanding (other than Excluded Indebtedness), or by which any such Indebtedness is evidenced, shall have occurred and shall continue for a period of time sufficient to permit the holder or holders of any such Indebtedness (or a trustee or agent on its or their behalf) to accelerate the maturity thereof or to enforce any Lien provided for by any such indenture, agreement or instrument, as the case may be, unless such default shall have been permanently waived by the respective holder of such Indebtedness; or
     (g) Any Loan Party or any Significant Restricted Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated as bankrupt or insolvent, (v) commence a voluntary case under any Debtor Relief Law (as now or hereafter in effect), (vi) file a petition seeking to take advantage of any Debtor Relief Law, (vii) acquiesce in writing to, or fail to controvert in a timely and appropriate manner, any petition filed against the Borrower or any Significant Restricted Subsidiary in any involuntary case under any such Debtor Relief Law, or (viii) take any action for the purpose of effecting any of the foregoing; or
     (h) A case or other proceeding shall be commenced, without the application, approval or consent of any Loan Party or any Significant Restricted Subsidiary, in any court of competent jurisdiction, seeking the liquidation, reorganization, dissolution, winding up, or composition or readjustment or debts of such Loan Party or Significant Restricted Subsidiary, the appointment of a trustee, receiver, custodian, liquidator or the like for such Loan Party or Significant Restricted Subsidiary, or of all or any substantial part of its assets, or any other similar action with respect to such Loan Party or Significant Restricted Subsidiary under any Debtor Relief Law, and such case or proceeding shall continue undismissed, or unstayed and in effect, for any period of 60 consecutive days, or an order for relief against any Loan Party or any Significant Restricted Subsidiary shall be entered in an involuntary case under any Debtor Relief Law (as now or hereafter in effect); or
     (i) (i) A judgment for the payment of money in excess of $25,000,000 (to the extent not covered by insurance) shall be rendered against any Loan Party or any Restricted Subsidiary and such judgment shall remain unsatisfied and in effect for any period of 60 consecutive days without a stay of execution or (if a stay is not provided for by applicable law) without having been fully bonded or (ii) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against any Loan Party or any Restricted Subsidiary and either (x) an enforcement proceeding shall have been commenced by any creditor upon such judgment or (y) such judgment remains undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days; provided, that, the aggregate of all such judgments exceeds $25,000,000 (to the extent not covered by insurance); or
     (j) (i) Any Termination Event shall occur; (ii) an application for a minimum funding waiver with respect to any Plan is made; (iii) any Person shall engage in any

Prohibited Transaction involving any Plan; (iv) the Borrower or any ERISA Affiliate is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from the Borrower’s or any ERISA Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan; (v) the conditions for imposition of a lien under Section 302(k) of ERISA shall have been met with respect to a Plan; (vi) the Borrower or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Plan under Title IV of ERISA; (vii) the assumption of, or any material increase in, the contingent liability of the Borrower or any Restricted Subsidiary with respect to any post-retirement welfare liability; and any or all of such events described in clauses (i) through (vii) as applicable result in a liability of the Borrower or ERISA Affiliate in excess of $25,000,000; or
     (k) (i) Dolan Family Interests shall cease at any time to have beneficial ownership (within the meaning of Rule 13d-3 (as in effect on the date hereof) promulgated under the Securities Exchange Act of 1934, as amended) of shares of the capital stock of Cablevision having sufficient votes to elect (or otherwise designate) at such time a majority of the members of the Board of Directors of Cablevision, (ii) Cablevision shall cease to own (free and clear of all Liens) directly or indirectly a majority of the common Equity Interests in Holdings, or any Person (other than Cablevision or a direct or indirect wholly-owned Subsidiary of Cablevision) shall obtain the legal or contractual right to own, or to cause the transfer of the ownership of, any of the common Equity Interests in Holdings, without regard to any require approval of any other Person, or (iii) Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests in Borrower, or any Person (other than Holdings or a direct or indirect wholly-owned Subsidiary of Holdings) shall obtain the legal or contractual right to own, or to cause the transfer of the ownership of, any of the Equity Interests in Borrower, without regard to any required approval of any other Person; or
     (l) Any of the Loan Parties or any of their respective Affiliates (including any Restricted Subsidiary) institutes any proceedings seeking to establish or any Person obtains a judgment establishing that (i) any provision of the Loan Documents is invalid, not binding or unenforceable or (ii) the Lien created, or purported to be created, by the Loan Documents is not a valid and perfected first priority security interest in the property in which such Lien is created, or purported to be created, pursuant to the Loan Documents.
          Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (i) declare the commitment of each Lender to make Loans and any obligation of (a) the L/C Issuer to make L/C Credit Extensions and (b) the Swingline Lender to make Swingline Loans to be terminated, whereupon such commitments and obligations shall be terminated;

     (ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (iv) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it and such Lenders under the Loan Documents; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans, any obligation of the Swingline Lender to advance Swingline Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
          Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
          Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
          Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, to the extent due and payable, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge

Agreements and Secured Cash Management Agreements, and which have become due and owing, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
          Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
          Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
THE ADMINISTRATIVE AGENT
          Section 9.01 Appointment and Authority. (a) Each of the Lender Parties hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions..
          (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

          Section 9.02 Administrative Agent Individually. (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lender Parties.
          (b) Each Lender Party understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender Party understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lender Parties that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender Party or use on behalf of the Lender Parties, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender Party such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lender Parties.
          (c) Each Lender Party further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender Parties (including the interests of the Lender Parties hereunder and under the other Loan Documents). Each Lender Party agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender Party. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender Party including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.
          Section 9.03 Duties of Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.
          (b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.06 or Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender Party shall have given notice to the Administrative Agent describing such Default and such event or events.
          (c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          (d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
          Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender Party prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article IX and Section 10.04 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
          Section 9.06 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lender Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Administrative

Agent may on behalf of the Lender Parties, appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lender Parties, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Party Appointment Period notify the Borrower and the Lender Parties that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          (b) Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrower and the Lender Parties otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swingline Loans or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor Swingline Lender shall enter into an Assignment and Assumption and acquire from the retiring Swingline Lender each outstanding Swingline Loan of such retiring Swingline Lender for a purchase price equal to par plus accrued interest and (iv) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

           (c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the L/C Issuer and/or the Swingline Lender may, at any time, upon giving 20 Business Days’ prior written notice to the Borrower and the Administrative Agent, resign as L/C Issuer or Swingline Lender, respectively, effective at the close of business New York time on a date specified in such notice; provided that such resignation by the L/C Issuer shall have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the L/C Issuer; and provided, further, that such resignation by the Swingline Lender shall have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.
          Section 9.07 Non-Reliance on Administrative Agent and Other Lender Parties. (a) Each Lender Party confirms to the Administrative Agent, each other Lender Party and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
          (b) Each Lender Party acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
     (A) the financial condition, status and capitalization of the Borrower and each other Loan Party;
     (B) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
     (C) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;
     (D) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender Party or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
          Section 9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Joint Lead Arranger, Joint Bookrunning Managers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender Party hereunder.
          Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Section 2.03(i) and (j), Section 2.08 allowed in such judicial proceeding); and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.08.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender the L/C Issuer or in any such proceeding.
          Section 9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
          (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;
          (b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
          (c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.19(b).
          Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
          Section 9.11 Removal of Administrative Agent. Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” or “Potential Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender or a Potential Defaulting Lender, the Required Lenders (determined after giving effect to Section 10.01) may by notice to the Borrower and such Person remove such Person as Administrative Agent and appoint a replacement Administrative Agent hereunder with the consent of the Borrower (such consent not to be unreasonably withheld), provided that (i) such removal shall, to the fullest extent permitted by applicable law, in any event become effective if no such replacement Administrative Agent is appointed hereunder within 30 days after the giving of such notice and (ii) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing at the time of such appointment.

ARTICLE X
MISCELLANEOUS
          Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Borrower or the applicable Loan Party, as the case may be, and the Required Lenders, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any conditions set forth in Sections 5.01 as to the initial Credit Extension hereunder without the written consent of each Lender;
     (b) extend or increase the Commitment of a Lender (or reinstate any Commitment of a Lender terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount;
     (e) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(e)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Incremental Term Lenders” without the written consent of each Lender under the applicable Facility or Facilities;
     (f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
     (g) release or remove all or substantially all of the value of the Guarantees, taken as a whole, without the written consent of each Lender; or
     (h) effect any waiver, amendment or modification that affects the rights of Lenders participating in the Revolving Credit Facility, without the consent of the Required Revolving Lenders.

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
     Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable Law such Lender shall not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other Credit Extension of such Lender hereunder shall not be taken into account in determining whether the Required Lenders or all of the Lenders, as the case may be, have approved any such amendment or waiver (and the definition of “Required Lenders” shall automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, or extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, or reduce the principal amount of any obligation owing to such Defaulting Lender, or reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender, or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, shall require the consent of such Defaulting Lender.
          Notwithstanding anything to the contrary herein, no Affiliate of the Borrower that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than such affiliated Lenders, except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any such affiliated Lender in its capacity as a Lender more adversely than other affected Lenders shall require the consent of such affiliated Lender.
          Section 10.02 Notices; Effectiveness; Electronic Communications; Confidentiality(a). (a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
          (i) if to the Borrower or any other Loan Party,
BBHI Acquisition LLC
c/o Cablevision Systems Corporation

1111 Stewart Avenue
Bethpage, New York 11714
Attention of: Treasurer
Facsimile No.: (516)803 2213
E-Mail Address: KWATSON@cablevision.com
Each with a copy to:
Sullivan & Cromwell LLP
Attention: John Mead
125 Broad Street
New York, New York 10004-2498
Telephone: (212)558 3764
Facsimile No.: (212)558-3588
          (ii) if to the Administrative Agent
Citibank, N.A.
1615 Brett Road
OPS III
New Castle, DE 19720
Attention of: Citibank Loans Agency
Facsimile No.: (212) 994-0961
E-Mail Address: glutilityagencyloansops@citi.com
          (iii) if to the Collateral Agent
Citibank, N.A.
388 Greenwich St, 37th Floor
New York, NY 10013
Attention of: Laura Neenan re: CABLEVISION/BRESNAN
          (iv) if to the L/C Issuer,
1615 Brett Road
OPS III
New Castle, DE 19720
Attention of: Citibank Loans Agency
Facsimile No.: (212) 994-0961
E-Mail Address: glutilityagencyloansops@citi.com
          (v) if to the Swingline Lender
1615 Brett Road
OPS III

New Castle, DE 19720
Attention of: Citibank Loans Agency
Facsimile No.: (212) 994-0961
E-Mail Address: glutilityagencyloansops@citi.com
     (v) if to any other Lender Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the Swingline Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.
          (b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by clause (d) below to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article IX shall not be effective until received by the Administrative Agent.
          (c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.
          (d) Electronic Communications. (i) Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic

Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
          (ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
          (iii) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
          (iv) Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
          (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          (f) Confidentiality. Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder, (f) subject to an agreement (a copy of which is provided to the Borrower) containing provisions substantially the same as those of this Section (other than in the case of a pledge to any Federal Reserve Bank), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledge referred to in Section 10.06(f), (iii) any actual or prospective swap counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (iv) to any rating agency when required by it or (v) the CUSIP Service Bureau or any similar organization, (g) with the written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender Party or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any other Loan Party. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender Party on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiaries after the Closing Date, such information is not marked “PUBLIC” or otherwise identified at the time of delivery as confidential.
          (g) Treatment of Information. (i) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that

United States federal and state securities laws prohibit any Person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.
          (ii) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 10.02(f) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 10.02(f) shall modify or limit a Lender Party’s obligations under Section 10.02(f) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

          (iii) Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
          (iv) Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. None of the Administrative Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.
          (v) The provisions of the foregoing clauses of this Section 10.02(g) are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.
          Section 10.03 No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent, the L/C Issuer or any Lender to exercise, and no delay by any such Person in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The right, remedy, power or privilege provided herein, and provided under any other Loan Document, are cumulative and not exclusive of any right, remedy, power or privilege provided by law.
          Section 10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of Shearman & Sterling LLP, counsel for the Administrative Agent and of special and local counsel to the

Lenders retained by the Administrative Agent following consultation with the Borrower), for which an invoice has been presented to the Borrower, in connection with the preparation, due diligence, administration, syndication and closing of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of pocket expenses incurred by the L/C Issuer, for which an invoice has been presented to the Borrower, in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of one primary counsel for the Administrative Agent and one additional counsel for the Lenders), for which an invoice has been presented to the Borrower, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers, the Lenders and each of their respective Affiliates, officers, directors, employees and agents (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out of pocket documented expenses (including, without limitation, the reasonable out of pocket and invoiced fees, disbursements and other charges of (i) one counsel, (ii) in the case of a material conflict between two or more Indemnitees, as so determined in the reasonable opinion of existing counsel, one additional counsel, and (iii) one local counsel in each applicable jurisdiction) (collectively, the “Losses”), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower (but excluding any proceeding brought by a third party or a Lender against any other Lender (in such Lender’s capacity as a Lender and not in any capacity as a Joint Lead Arranger or the Administrative Agent)), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Affiliates, officers, directors, employees and agents only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any claim, litigation, investigation or proceeding (or preparation of a defense in connection therewith) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith, or willful misconduct or material breach of the obligations under this Agreement or any other Loan Document of such Indemnitee.
          (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any

Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
          (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

          Section 10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender (other than the Swingline Lender with respect to the Swingline Loans) may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
               (i) Minimum Amounts.
          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
          (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of a Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its

Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
          (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection(b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund or the Borrower or any of its Affiliates or Subsidiaries; and
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
          (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount equal to $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          (v) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
          Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (b), (c), (d), (f) or (g) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender; provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
          (i) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Citibank assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 10.06(b), Citibank may upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Citibank as L/C Issuer. If Citibank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment and acceptance of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citibank to effectively assume the obligations of Citibank with respect to such Letters of Credit.
          Section 10.07 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          Section 10.08 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          Section 10.09 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 10.10 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
          Section 10.11 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          Section 10.12 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, or if any Lender is a Defaulting Lender and the Borrower gives a notice pursuant to Section 2.16(f), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b)(iv);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
          A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          Section 10.13 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.

EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          Section 10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Section 10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and Joint Lead Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Lenders nor any Joint Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Lender or any Joint Lead Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent, any Lender nor any Joint Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Joint Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
          Section 10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.
          Section 10.17 No Liability of Members, Partners and Other Persons. No limited partner, member, officer, manager, employee, director, stockholder or other holder of an ownership interest of or in any Loan Party or any partnership, limited liability company, corporation or other entity which is a stockholder or other holder of an ownership interest of or in any Loan Party shall have any personal liability in respect of such obligations by reason of his, her or its status as such limited partner, officer, manager, employee, director, stockholder or holder. In addition, no general partner of any Loan Party that is a partnership, joint venture or joint adventure shall have any personal liability in respect of such Loan Party’s obligation under this Agreement or the Notes by reason of his, her or its status as such general partner.

          Section 10.18 Authorization of Third Parties to Deliver Information and Discuss Affairs. The Borrower hereby confirms that it has authorized and directed each Person whose preparation or delivery to the Administrative Agent or the Lenders of any opinion, report or other information is a condition or covenant under this Agreement (including under Article V and Article VII) to so prepare or deliver such opinions, reports or other information for the benefit of the Administrative Agent and the Lenders. The Borrower agrees to confirm such authorizations and directions provided for in this Section 10.18 from time to time as may be requested by the Administrative Agent.
[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BBHI ACQUISITION LLC, as Borrower

By:	/s/ Kevin Watson

Name: Kevin Watson
Title: Senior Vice President & Treasurer

BBHI HOLDINGS LLC

By:	/s/ Kevin Watson

Name: Kevin Watson
Title: Senior Vice President & Treasurer

CITIBANK, N.A., as Administrative Agent, Collateral Agent, L/C Issuer, Swingline Lender and a Lender

By:	/s/ Timothy P. Dilworth

Name: Timothy P. Dilworth
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Todd Shipley

Name: Todd Shipley
Title: Senior Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Kevin Cullen

Name: Kevin Cullen
Title: Director

CREDIT SUISSE AG CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Doreen Barr

Name: Doreen Barr
Title: Director

By:	/s/ Rahal Parmar

Name: Rahal Parmar
Title: Associate

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa

Name: Irja R. Otsa
Title: Associate Director Banking Products Services US

By:	/s/ April Varner-Nanton

Name: April Varner-Nanton
Title: Director Banking Products Services US